Exhibit 10.20

Execution version

Date 13 October 2014

EURONAV NV

as Borrower

– and –

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

– and –

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 2

as Swap Banks

– and –

ING BANK N.V.

CITIBANK NA, LONDON BRANCH

DANISH SHIP FINANCE A/S (DANMARKS SKIBSKREDIT A/S)

DNB BANK ASA, LONDON BRANCH

KBC BANK NV

as Mandated Lead Arrangers

– and –

BELFIUS BANK SA/NV

BNP PARIBAS FORTIS SA/NV

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT

ITF INTERNATIONAL TRANSPORT FINANCE SUISSE AG

as Lead Arrangers

– and –

ING BANK N.V.

as Bookrunner

– and –

ING BANK N.V.

as Agent

and as Security Trustee

LOAN AGREEMENT

relating to a loan facility of $340,000,000 comprising:

(i) a term loan facility of US$192,000,000; and

(ii) a revolving credit facility of US$148,000,000

INDEX

Clause		Page

1	Interpretation	1
2	Facility	22
3	Position of the Lenders and Swap Banks	22
4	Drawdown	23
5	Interest	25
6	Interest Periods	27
7	Default Interest	28
8	Reduction, Repayment, Prepayment and Cancellation	30
9	Conditions Precedent	33
10	Representations and Warranties	34
11	General Undertakings	38
12	Corporate Undertakings	42
13	Insurance	45
14	Ship Covenants	49
15	Security Cover	53
16	Payments and Calculations	55
17	Application of Receipts	57
18	Application of Earnings	58
19	Events of Default	58
20	Fees and Expenses	62
21	Indemnities	64
22	No Set-Off or Tax Deduction	66
23	Illegality, etc.	70
24	Increased Costs	71
25	Set-Off	73
26	Transfers and Changes in Lending Offices	73
27	Variations and Waivers	79
28	Notices	80
29	Supplemental	82
30	Law and Jurisdiction	83

Schedules

Schedule 1 Lenders and Commitments		85
Schedule 2 Swap Banks		92
Schedule 3 Drawdown Notice		93
Schedule 4 Condition Precedent Documents		94
Part A		94
Part B		95
Part C		97
Schedule 5 Transfer Certificate		99
Schedule 6 Details of Ships		103
Part A Existing ShipS		103
Part B Acquisition Ships		103
Schedule 7 Designation Notice		104
Schedule 8 Form of Certificate of Compliance		105
Schedule 9 Mandatory Cost Formula		107

Execution

Execution Pages		109

THIS AGREEMENT is made on 13 October 2014

BETWEEN

(1)	EURONAV NV, as Borrower

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (Lenders and Commitments), as Lenders

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2 (Swap Banks), as Swap Banks

(4)	ING BANK N.V., CITIBANK NA, LONDON BRANCH, DANISH SHIP FINANCE A/S (DANMARKS SKIBSKREDIT A/S), DNB BANK ASA, LONDON BRANCH and KBC BANK NV, as Mandated Lead Arrangers

(5)	BELFIUS BANK SA/NV, BNP PARIBAS FORTIS SA/NV, DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT and ITF INTERNATIONAL TRANSPORT FINANCE SUISSE AG, as Lead Arrangers

(6)	ING BANK N.V., as Bookrunner

(7)	ING BANK N.V., as Agent

(8)	ING BANK N.V., as Security Trustee

BACKGROUND

(A)	The Lenders have agreed to make available to the Borrower a loan facility of $340,000,000 comprising a term loan facility of US$192,000,000 and a revolving credit facility of US$148,000,000 for the purposes of (i) part financing the acquisition cost of the Acquisition Ships, (ii) refinancing certain existing indebtedness in relation to the Existing Ships and (iii) thereafter, providing the Borrower with funds for general corporate purposes.

(B)	The Swap Banks may agree to enter into interest rate swap transactions with the Borrower from time to time to hedge its exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders and the Swap Banks have agreed to share in the security to be granted to the Security Trustee pursuant to this Agreement on the terms described herein.

IT IS AGREED as follows:

INTERPRETATION

Definitions

Subject to Clause 1.5 (General Interpretation), in this Agreement:

“Account Pledge” means a deed or pledge creating security in respect of the Earnings Account to be executed by the Borrower in favour of the Security Trustee in the Agreed Form.

“Acquisition Ship” means each of the four very large crude oil carrier type vessels listed in Part B of Schedule 6 (Details of Ships) which are each to be acquired by the Borrower.

“Advance” means each Term Advance and each Revolving Advance.

“Affected Lender” has the meaning given in Clause 5.7 (Market disruption).

“Agency and Trust Deed” means the agency and trust deed dated the same date as this Agreement and entered into between the same parties as are parties to this Agreement.

“Agent” means ING Bank N.V., acting in such capacity through its office at Bijlmerplein 888, 1102 MG, Amsterdam, The Netherlands, or any successor of it appointed under clause 5 of the Agency and Trust Deed.

“Agreed Form” means in relation to any document, that document in a form agreed in writing by the Agent (acting on the instructions of the Lenders or, if agreed in the Finance Documents, the Majority Lenders), or if otherwise approved in accordance with any other procedure specified in the relevant provision of any Finance Document.

“Approved Classification Society” means any of DNV GL Group, Bureau Veritas, Lloyds Register of Shipping, American Bureau of Shipping, Nippon Kaiji Kyokai or such other classification society which the Agent has approved or selected (with the authorisation of the Majority Lenders).

“Approved Flag” means Belgian, French, Greek, Hong Kong and Marshall Islands flags and any other flag approved by the Agent (acting on the instructions of the Majority Lenders).

“Approved Manager” means:

(a)	in relation to the technical management of each Ship:

(i)	Euronav Ship Management (Hellas) Ltd of 69 Akti Miaouli, 18537 Piraeus, Greece; or

(ii)	Euronav Ship Management SAS, of Immeuble les Salorges 1, 15 quai Ernest Renaud, 44000 Nantes, France; and

(b)	in relation to the commercial management of each Ship:

(i)	the Borrower; or

(ii)	any wholly owned subsidiary of the Borrower,

or, in each case, any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the technical or commercial manager of that Ship (such approval not to be unreasonably withheld).

“Approved Shipbroker” means Arrow Sale & Purchase (UK) Limited, H. Clarkson & Co. Ltd., Braemar Seascope Limited, Fearnleys, R.S. Platou Shipbrokers A.S., Maersk Broker K/S or such other independent sale and purchase shipbrokers which the Agent has approved or selected (with the authorisation of the Majority Lenders) and the Borrower may agree.

“Arrangers” means, together, the Mandated Lead Arrangers and the Lead Arrangers.

“AWV” means the German foreign trade ordinance call Aussenwirtschaftsverordnung.

“Availability Period” means

(a)	for the Revolving Credit Facility, the period commencing on the date of this Agreement and ending on:

(i)	the Maturity Date; or

(ii)	if earlier, the date on which the Total Commitments relating to the Revolving Credit Facility are fully cancelled or terminated,

and

(b)	for the Term Facility, the period commencing on the date of this Agreement and ending on:

(i)	with respect to the Term Advances relating to the Existing Ships, 31 October 2014 (or such later date as the Agent may, with the authorisation of all the Lenders, agree with the Borrower); or

(ii)	with respect to each Term Advance relating to an Acquisition Ship, the earlier of (A) the date falling two weeks after the date on which such Acquisition Ship is acquired by the Borrower pursuant to the relevant MOA and (B) 30 June 2015; or

(iii)	in each case, if earlier, the date on which the Total Term Commitments are fully borrowed, cancelled or terminated.

“Available Commitment” means, in relation to a Lender and at any time, its Commitment less its Contribution at that time.

“Available Revolving Commitment” means, in relation to a Lender and at any time, its Revolving Commitment less its Revolving Contribution at that time.

“Available Term Commitment” means, in relation to a Lender and at any time, its Term Commitment less its Term Contribution at that time.

“Basel III” means, together:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Borrower” means Euronav NV, a company incorporated in Belgium whose registered office is at de Gerlachekaai 20, B-2000 Antwerp, Belgium.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in relation to the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day on which banks are open in London, Amsterdam, Antwerp and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City.

“Change of Control” means if 2 or more persons acting in concert or any individual person other than the Permitted Holders:

(a)	acquires legally and/or beneficially, and either directly or indirectly, in excess of 50 per cent. of the issued share capital or voting rights of the Borrower; or

(b)	has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of the Borrower.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commitment” means, in relation to a Lender, the aggregate of its Revolving Commitment and its Term Commitment.

“Confidential Information” means all information relating to the Borrower, the Euronav Group, the Finance Documents or the Loan of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party or which is received by a Creditor Party in relation to, or for the purpose of becoming a Creditor Party under, the Finance Documents or the Loan from either:

(a)	any member of the Euronav Group or any of its advisers; or

(b)	another Creditor Party, if the information was obtained by that Creditor Party directly or indirectly from any member of the Euronav Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 26.13 (Disclosure of information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Euronav Group or any of its advisers; or

(iii)	is known by that Creditor Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Creditor Party after that date, from a source which is, as far as that Creditor Party is aware, unconnected with the Euronav Group and which, in either case, as far as that Creditor Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrower and the Agent.

“Confirmation”, in relation to any continuing Designated Transaction, has the meaning given in the relevant Master Agreement.

“Contractual Currency” has the meaning given in Clause 21.4 (Currency indemnity).

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender.

“CRD IV” means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Creditor Party” means the Agent, the Security Trustee, the Arrangers, any Lender or any Swap Bank, whether as at the date of this Agreement or at any later time.

“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms.

“Deed of Covenant” means, in relation to each Ship and where (in the opinion of the Agent) it is appropriate in the context of the relevant Approved Flag, a deed of covenant collateral to the Mortgage on that Ship to be executed by the Borrower in favour of the Security Trustee in the Agreed Form.

“Defaulting Lender” means any Lender:

(a)	which has failed to make available the relevant proportion of its Commitment in respect of any Advance or has given notice to the Agent that it will not make such amount available by the relevant Drawdown Date pursuant to Clause 4.3 (Notification to Lenders of receipt of a Drawdown Notice); or

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the relevant payment.

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrower pursuant to a Master Agreement with a Swap Bank;

(b)	its purpose is the hedging of the exposure of the Borrower under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the Maturity Date; and

(c)	it is designated by the Borrower and/or by the relevant Swap Bank, by delivery by the Borrower and/or that Swap Bank to the Agent of a notice of designation in the form set out in Schedule 7 (Designation Notice), as a Designated Transaction for the purposes of the Finance Documents.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, a party to this Agreement (a “Party”); or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other, Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other parties in accordance with the terms of the Finance Documents,

and which (in each case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dollars” and “$” means the lawful currency for the time being of the United States of America.

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrower for the Advance to be made, or (as the context requires) the date on which the Advance is actually made.

“Drawdown Notice” means a notice in the form set out in Schedule 3 (Drawdown Notice) (or in any other form which the Agent approves or reasonably requires).

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	all freight, hire and passage moneys, compensation payable to the Borrower in the event of requisition of that Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship.

“Earnings Account” means an account in the name of the Borrower with the Agent in Amsterdam with account number NL09 INGB 0020 1282 31 designated “Euronav USD340m - Earnings Account”, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is agreed by the Agent and the Borrower as the Earnings Account for the purposes of this Agreement.

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or is reasonably likely to be arrested, attached, detained or injuncted and/or a Ship and/or the Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or is reasonably likely to be subject to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or reasonably likely to be arrested and/or where the Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or is reasonably likely to be subject to any legal or administrative action.

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Euronav Group” means the Borrower and each of its subsidiaries.

“Event of Default” means any of the events or circumstances described in Clause 19.1 (Events of Default).

“Existing Ships” means each of the four suezmax tanker type vessels listed in Part A of Schedule 6 (Details of Ships) which are owned by the Borrower.

“Facility” means the total loan facility of up to $340,000,000 made or to be made available to the Borrower by the Lenders pursuant to the terms of this Agreement and comprising both the Revolving Credit Facility and the Term Facility.

“Fair Market Value” means, in relation to a Ship, a valuation of its market price as determined in accordance with Clause 15.3 (Valuation of Ships).

“FATCA” means

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by or under FATCA.

“FATCA Exempt Party” means a party to a Finance Document that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which could be required to make a FATCA Deduction.

“FATCA Non-Exempt Lender” means any Lender who is not a FATCA Exempt Party.

“Finance Documents” means:

(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	the Mortgages;]

(d)	the Deeds of Covenant;

(e)	the General Assignments;

(f)	the Account Pledge;

(g)	the Master Agreement Assignments;

(h)	the Manager’s Undertakings; and

(i)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or any of the other documents referred to in this definition.

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person.

“Framework Agreement” means the agreement dated 7 July 2014 entered into between the Seller and the Borrower in relation to the sale of the Ships by the Seller to, and purchase of the Ships by, the Borrower as amended by an Addendum No. 1 dated 29 August 2014.

“General Assignment” means, in relation to each Ship, a deed to be executed by the Borrower in favour of the Security Trustee creating security in respect of the Earnings, the Insurances and any Requisition Compensation relating to that Ship and any charter in excess of, or capable by virtue of any optional extension of exceeding, 24 months in relation to that Ship and any guarantee of such charter in the Agreed Form.

“IFRS” means International Financial Reporting Standards in effect from time to time save that all accounting terms relating to operating leases shall be construed in accordance with IFRS as at the date of this Agreement.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a party to a Finance Document that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender), it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(ii)	payment is made within 10 Business Days of its due date; or

(iii)	the agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Insolvency Event” in relation to a Lender means that Lender:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement, or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurances” means, in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, its Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium.

“Interest Period” means a period determined in accordance with Clause 6 (Interest Periods).

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) and A.788 (19), as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code).

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation (“IMO”) adopted by a Diplomatic conference of the IMO on Maritime Security on 13 December 2002 and now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) to take effect on 1 July 2004.

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code.

“Lead Arrangers” means Belfius Bank SA/NV, BNP Paribas Fortis SA/NV, Deutsche Bank AG Filiale Deutschlandgeschäft and ITF International Transport Finance Suisse AG.

“Lender” means a bank or financial institution listed in Schedule 1 (Lenders and Commitments) and acting through its branch indicated in Schedule 1 (Lenders and Commitments) (or through another branch notified to the Borrower under Clause 26.14 (Change of lending office) or its transferee, successor or assign.

“LIBOR” means, for an Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters Page Libor 01 at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period (and, for the purposes of this Agreement, “Reuters Page Libor 01” means the display designated as “Page Libor 01” on the Reuters Service or such other page as may replace Page Libor 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by ICE Benchmark Administration Limited for the purpose of displaying ICE Benchmark Administration Limited Settlement Rates for Dollars); or

(b)	if no rate is quoted on Reuters Page Libor 01, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one sixteenth of one per cent.) of the rates per annum notified to the Agent by each Reference Bank as the rate at which deposits in Dollars are offered to that Reference Bank by leading banks in the London Interbank Market at that Reference Bank’s request at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it, and if any such rate is below zero, LIBOR will be deemed to be zero. References above to ICE Benchmark Administration Limited shall be construed to include any other person who takes over the administration of the London interbank offered rate.

“Loan” means the principal amount for the time being outstanding under this Agreement.

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $5,000,000 or the equivalent in any other currency.

“Majority Lenders” means:

(a)	before any Advance has been made, Lenders whose aggregate Commitments total at least 66 2⁄3 per cent. of the Total Commitments; and

(b)	after the first Advance has been made, Lenders whose aggregate Contributions total at least 66 2⁄3 per cent. of the Loan.

“Manager’s Undertaking” means, in relation to a Ship, the undertaking to be given by the Approved Manager in favour of the Security Trustee in the Agreed Form.

“Mandated Lead Arrangers” means ING Bank N.V., Citibank NA, London Branch, Danish Ship Finance A/S (Danmarks Skibskredit A/S), DNB Bank ASA, London Branch and KBC Bank NV.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 9.

“Margin” means 2.25 per cent. per annum.

“Master Agreement” means each master agreement (on the 1992 or 2002 (as the case may be) ISDA (Multicurrency-Crossborder) form) in an Agreed Form made or to be made between the Borrower and a Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under such master agreement.

“Master Agreement Assignment” means an assignment or assignments of the Borrower’s rights under each of the Master Agreements executed by the Borrower in favour of the Security Trustee in Agreed Form.

“Maturity Date” means the earlier of (a) the seventh anniversary of the date of this Agreement and (b) 30 September 2021.

“MOA” means, in relation to an Acquisition Ship, the Memorandum of Agreement entered into between the relevant Seller and the Borrower pursuant to the Framework Agreement in respect of the sale of that Ship.

“Mortgage” means, in relation to each Ship, a first priority or preferred (as the case may be) mortgage on that Ship in the form appropriate to the relevant Approved Flag in each case executed by the Borrower in favour of the Security Trustee (and/or such other Creditor Parties as may be appropriate in the opinion of the Agent and in the context of the relevant Approved Flag), each such mortgage to be in the Agreed Form and, where the relevant Approved Flag is Belgian or French flag, the amount secured by such mortgage shall be limited to 125 per cent. of the Fair Market Value of the relevant Ship as at the date of the relevant mortgage.

“Non-Consenting Lender” means any Lender which does not and continues not to consent or agree to:

(a)	a request of the Borrower or the Agent (at the request of the Borrower) to give a consent in relation to, or to agree to a waiver or amendment of, any provision of the Finance Documents;

(b)	the consent, waiver or amendment in question requires the approval of all of the Lenders; and

(c)	Lenders whose commitments aggregate more than 66 2⁄3 per cent. of the Total Commitments have consented or agreed to such waiver or amendment.

“Notifying Lender” has the meaning given in Clause 23.1 (Illegality) or Clause 24.1 (Increased costs) as the context requires.

“Payment Currency” has the meaning given in Clause 21.4 (Currency indemnity).

“Permitted Holders” means each of Saverco, Victrix and Tanklog (and (in each case) any parallel vehicle thereof and their respective alternative investment vehicles) and their affiliates.

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps);

(f)	any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Borrower is prosecuting or defending such proceedings or arbitration in good faith by appropriate steps provided such Security Interest does not (and is not likely to) result in any sale, forfeiture or loss of a Ship; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made.

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any Master Agreement;

(c)	any policy or contract of insurance contemplated by or referred to in Clause 13 (Insurance) or any other provision of this Agreement or another Finance Document or Master Agreement;

(d)	any other document contemplated by or referred to in any Finance Document; and

(e)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or Master Agreement or any policy, contract or document falling within paragraphs (c) or (d).

“Pertinent Jurisdiction” in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c).

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing.

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a reasonable determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default.

“Qualifying Notes” means the fixed rate bonds issued by the Borrower with:

(a)	issue date 17 January 2014;

(b)	principal paying agent and domiciliary agent BNP Paribas Securities Services;

(c)	trustee BNP Paribas Trust Corporation UK Ltd London; and

(d)	an aggregated principal amount of $235,500,000,

Provided that such notes are subordinated notes that:

(a)	are non-amortizing;

(b)	have a maturity date no earlier than 3 months after the Maturity Date;

(c)	have a coupon not exceeding:

(i)	5.95 per cent. during the period from the date of issue of such notes to the first anniversary of their date of issue;

(ii)	8.50 per cent. from the first anniversary of the date of issue of such notes to the third anniversary of their date of issue;

(iii)	10.20 per cent. from the third anniversary of the date of issue of such notes to the seventh anniversary of their date of issue;

(d)	in relation to which interest is payable semi-annually in arrears; and

(e)	which contain subordination provisions with respect to senior secured credit facilities (including the Loan) acceptable to the Agent.

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), 2 Business Days before the first day of that period or the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period.

“Reference Banks” means, subject to Clause 26.16 (Replacement of Reference Bank), each of DNB Bank ASA and ING Bank N.V., or such other bank or banks as may be appointed by the Agent in consultation with the Borrower.

“Relevant Person” has the meaning given in Clause 19.9 (Relevant Persons).

“Repayment Date” means a Revolving Repayment Date or a Term Repayment Date as the context may require.

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”.

“Restricted Party” means a person:

(a)	that is listed on or owned or controlled by a person listed on any Sanctions List (whether designated by name or by reason of being included in a class of person); or

(b)	with whom any member of the Euronav Group is prohibited from dealing or otherwise engaging with in a transaction by any Sanctions; or

(c)	that is directly or indirectly owned by or controlled by a person referred to in (a) and/or (b) above; or

(d)	who owns or controls a person referred to in (a) and/or (b) above; or

(e)	that is otherwise the target of Sanctions.

“Revolving Advance” means the principal amount of each borrowing of a portion of the Revolving Credit Facility under this Agreement.

“Revolving Commitment” means, in relation to a Lender, the amount set opposite its name in the fourth column of Schedule 1 (Lenders and Commitments), or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement, including, for the avoidance of doubt, pursuant to Clause 4.2(c).

“Revolving Contribution” means, in relation to a Lender, the part of the Revolving Advances which is owing to that Lender.

“Revolving Credit Facility” means the revolving loan facility in the maximum amount of $148,000,000 made or to be made available to the Borrower by the Lenders pursuant to the terms of this Agreement.

“Revolving Repayment Date” means, in relation to a Revolving Advance, the last day of the Interest period applicable to that Revolving Advance selected by the Borrower in the relevant Drawdown Notice (or otherwise determined in accordance with the provisions of Clause 6.1 (Commencement, duration and consolidation of revolving Interest Periods)).

“Samsung Seller’s Credit” means the seller’s credit provided by Samsung Heavy Industries Co. Ltd. to (inter alia) the Borrower pursuant to an agreement dated 9 January 2012.

“Sanctioned Country” means any country or territory which is subject to general trade, economic or financial sanctions embargoes imposed, administered or enforced by a Sanctions Authority.

“Sanctions” means the economic or financial sanctions laws and/or regulations or trade embargoes imposed by any Sanctions Authority or any law or regulation enacted, promulgated or issued by any Sanctions Authority after the date of this Agreement.

“Sanctions Authority” means the Norwegian State, the United Nations, the European Union (or its member states including the United Kingdom), the United States of America, the Monetary Authority of Singapore and the Hong Kong Monetary Authority and any authority acting on behalf of any of them in connection with Sanctions or any other relevant governmental or regulatory authority, institution or agency which administers economic of financial sanctions.

“Sanctions List” means any list of persons or entities published in connection with Sanctions by or on behalf of any Sanctions Authority as amended, supplemented or substituted from time to time.

“Saverco” means Saverco NV, a company incorporated in Belgium whose registered office is at de Gerlachekaai 20, B-2000 Antwerp, Belgium.

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any Designated Transactions under the Master Agreements or any judgment relating to any Finance Document or any Designated Transactions under the Master Agreements; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country.

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution.

“Security Party” means any person other than the Borrower (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”.

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the other Creditor Parties that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents and the Master Agreements have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or the Master Agreements and all Commitments have terminated;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 20 (Fees and Expenses), Clause 21 (Indemnities) or Clause 22 (No Set-Off or Tax Deduction) or any other provision of this Agreement or another Finance Document or a Master Agreement; and

(d)	the Agent, the Security Trustee and the Majority Lenders, acting reasonably, consider that there is no significant risk that any payment or transaction under a Finance Document or a Master Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or a Master Agreement or any asset covered (or previously covered) by a Security Interest created by a Finance Document.

“Security Trustee” means ING Bank NV, acting in such capacity through its office at Bijlmerplein 888, 1102 MG, Amsterdam, The Netherlands, or any successor of it appointed under clause 5 of the Agency and Trust Deed.

“Servicing Bank” means the Agent or the Security Trustee.

“Seller” means Maersk Tankers Singapore Pte. Ltd., a company incorporated in Singapore with its registered office at 200 Cantonment Road, 10-00 Southpoint, 089763, Singapore.

“Ships” means the Existing Ships and the Acquisition Ships.

“Swap Bank” means a bank or financial institution listed in Schedule 2 (Swap Banks) and acting through its branch indicated in that Schedule.

“Swap Counterparty” means, at any relevant time and in relation to a continuing Designated Transaction, the Swap Bank which enters into that Designated Transaction.

“Tankers International Pool” means the Tankers International tanker pool governed by a pooling agreement entered into in January 2000 (as amended and supplemented from time to time) made between the participants in the pool and Tankers International LLC of Libra Tower, 23 Olympion Street, 3306 Limassol, Cyprus.

“Tanklog” means Tanklog Holdings Ltd., a company incorporated in Cyprus whose registered office is at 1 C. Pantelides Avenue, Nicosia 1010, Cyprus.

“Term Advance” means the principal amount of each borrowing of a portion of the Term Facility under this Agreement.

“Term Advance Drawdown Amount” means, in relation to the Term Advance in respect of each Ship, the amount listed in the fifth column of Schedule 6 (Details of Ships) as such amount may be reduced in accordance with Clause 4.2(c).

“Term Commitment” means, in relation to a Lender, the amount set opposite its name in the third column of Schedule 1 (Lenders and Commitments), or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement.

“Term Contribution” means, in relation to a Lender, the part of the Term Facility which is owing to that Lender.

“Term Facility” means the term loan facility in the maximum amount of $192,000,000 made or to be made available to the Borrower by the Lenders pursuant to the terms of this Agreement.

“Term Repayment Date” means a date on which a repayment is required to be made under Clause 8.2 (Repayment).

“Total Available Commitments” means the aggregate of the Available Commitments of all the Lenders.

“Total Available Revolving Commitments” means the aggregate of the Available Revolving Commitments of all the Lenders.

“Total Available Term Commitments” means the aggregate of the Available Term Commitments of all the Lenders.

“Total Commitments” means the aggregate of the Commitments of all the Lenders.

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 90 days redelivered to the Borrower’s full control;

(c)	any condemnation of that Ship by any tribunal or by any person claiming to be a tribunal; and

(d)	any arrest, capture, seizure or detention of that Ship (including piracy or theft) unless it is within 90 days redelivered to the Borrower’s (as the case may be) full control.

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

“Total Revolving Commitments” means the aggregate of the Revolving Commitments of all the Lenders.

“Total Term Commitments” means the aggregate of the Term Commitments of all the Lenders.

“Transaction” has the meaning given in each Master Agreement.

“Transfer Certificate” has the meaning given in Clause 26.2 (Transfer by a Lender).

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Deed.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US Tax Obligor” means

(a)	a person which is resident for tax purposes in the United States of America; or

(b)	a person some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Victrix” means Victrix NV, a company incorporated in Belgium whose registered office is at Le Grellelei 20, 2600 Berchem, Belgium.

Construction of certain terms

In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator.

“approved” means, for the purposes of Clause 13 (Insurance), approved in writing by the Agent acting with the authorisation of the Majority Lenders (which authorisation shall not be unreasonably withheld).

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment.

“company” includes any partnership, joint venture and unincorporated association.

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation.

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained.

“document” includes a deed; also a letter or fax.

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims.

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax.

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council.

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation.

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise.

“months” shall be construed in accordance with Clause 1.3 (Meaning of “month”).

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower is obliged to effect or procure are effected, under Clause 13 (Insurance) or any other provision of this Agreement or another Finance Document.

“parent company” has the meaning given in Clause 1.4 (Meaning of “subsidiary”).

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation.

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (01/11/02 or 01/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/1995 or 1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.

“regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

“subsidiary” has the meaning given in Clause 1.4 (Meaning of “subsidiary”).

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine.

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

Meaning of “month”

A period of 1 or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

Meaning of “subsidiary”

A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

General Interpretation

In this Agreement:

(a)	references in Clause 1.1 (Definitions) to a Finance Document or any other document being in an “agreed form” are to the form agreed between the Agent (acting with the authorisation of each of the other Creditor Parties) and the Borrower;

(b)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa;

(e)	Clauses 1.1 (Definitions) to 1.5 (General Interpretation) apply unless the contrary intention appears; and

(f)	an Event of Default or Potential Event of Default is “continuing” if it has not been remedied or waived.

Headings

In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

FACILITY

Amount of facility

Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower:

(a)	a term loan facility in an amount of up to $192,000,000; and

(b)	a revolving credit facility in an amount of up to $148,000,000.

Lenders’ participations

Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

Purpose of Advances

The Borrower undertakes with each Creditor Party to use each Advance only for the purposes stated in the preamble to this Agreement.

POSITION OF THE LENDERS AND SWAP BANKS

Interests several

The rights of the Lenders and the Swap Banks under this Agreement are several.

Individual right of action

Each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under a Finance Document or a Master Agreement without joining the Agent, the Security Trustee, any Arranger, any other Lender or any other Swap Bank as additional parties in the proceedings.

Proceedings requiring Majority Lender consent

Except as provided in Clause 3.2 (Individual right of action), no Lender and no Swap Bank may commence proceedings against the Borrower or any Security Party in connection with a Finance Document or a Master Agreement without the prior consent of the Majority Lenders.

Obligations several

The obligations of the Lenders under this Agreement and of the Swap Banks under the Master Agreement to which it is a party are several; and a failure of a Lender to perform its obligations under this Agreement or a failure by a Swap Bank to perform its obligations under the Master Agreement to which it is a party shall not result in:

(a)	the obligations of the other Lenders or other Swap Banks being increased; nor

(b)	the Borrower, any Security Party, any other Lender or any other Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or under any Master Agreement;

and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or another Swap Bank to perform its obligations under this Agreement or the Master Agreement to which it is a party.

Security Trustee as joint and several creditor

(a)	The Borrower and each of the Creditor Parties agrees that the Security Trustee shall be the joint creditor (“hoofdelijke schuldeiser”) together with each other Creditor Party of each liability and obligation of the Borrower towards any Creditor Party under any Finance Document or any Master Agreement (including Designated Transactions), and that accordingly the Security Trustee will have its own independent right to demand performance by the Borrower of those liabilities and obligations. However, any discharge of any liability or obligation of the Borrower to the Security Trustee or another Creditor Party shall, to the same extent, discharge the corresponding liability or obligation owing to the others.

(b)	Without limiting or affecting the Security Trustee’s rights against the Borrower (whether under this paragraph or under any other provision of the Finance Documents), the Security Trustee agrees with each other Creditor Party (on a several and separate basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint creditor with a Creditor Party except with the consent of the relevant Creditor Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Trustee’s right to act in the protection or preservation of rights under or to enforce any Finance Document (or to do any act reasonably incidental to any of the foregoing).

(c)	Subject to the provisions of this Clause 3.5 (Security Trustee as joint and several creditor), the Security Trustee holds any security created by a Finance Document in its name and the Security Trustee shall have full and unrestricted title to and authority in respect of that security, subject always to the terms of the Finance Documents and the Master Agreements.

DRAWDOWN

Request for Advance

Subject to the following conditions, the Borrower may request that an Advance be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

Availability

The conditions referred to in Clause 4.1 (Request for Advance) are that:

(a)	in the case of a Term Advance:

(i)	the Drawdown Date has to be a Business Day during the Availability Period for the Term Facility;

(ii)	a Term Advance shall not exceed the Term Advance Drawdown Amount;

(iii)	the aggregate amount of the Term Advances shall not exceed the Total Term Commitments;

(iv)	there shall be eight Term Advances, one in respect of each Ship; and

(v)	the Term Advance in relation to each Acquisition Ship may be drawn down on different dates, but all four Term Advances relating to the Existing Ships shall be advanced on the same Drawdown Date;

(b)	in the case of a Revolving Advance:

(i)	the Drawdown Date has to be a Business Day during the Availability Period for the Revolving Credit Facility;

(ii)	each Revolving Advance shall not be less than $5,000,000, shall be an integral multiple of $1,000,000 and shall not exceed the Available Revolving Commitment for that Ship;

(iii)	the aggregate amount of the Revolving Advances shall not exceed the Total Revolving Commitments;

(iv)	there shall be up to eight Revolving Advances outstanding at any one time; and

(v)	no Revolving Advance for a Ship can be drawn down unless the Term Advance relating to that Ship has been drawn down, or will be drawn down at the same time as that Revolving Advance; and

(c)	before the Drawdown Date for each Term Advance, the Agent shall assess the Fair Market Value of the Ship to which such Term Advance relates on the basis of the valuations provided under the relevant Part of Schedule 2 and if, based on those valuations, the aggregate of the Term Advance Drawdown Amount and the Revolving Commitment for that Ship would exceed 60 per cent. of the Fair Market Value of that Ship, then the Term Advance Drawdown Amount and the Revolving Commitment for that Ship shall be permanently reduced pro rata and the Term Commitments and the Revolving Commitments of each Lender shall be reduced pro rata.

Notification to Lenders of receipt of a Drawdown Notice

The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount and nature of the Advance (whether it is a Revolving Advance or a Term Advance), the Drawdown Date and, in the case of a Term Advance, the Ship to which the Advance relates;

(b)	the amount of that Lender’s participation in the Advance; and

(c)	the duration of the first Interest Period for the Advance.

Drawdown Notice irrevocable

A Drawdown Notice must be signed by a duly authorised person on behalf of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting with the authorisation of the Majority Lenders.

Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on that Drawdown Date under Clause 2.2 (Lenders’ participations).

Disbursement of Advances

Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5 (Lenders to make available Contributions); and that payment to the Borrower shall be made to the account which the Borrower specifies in the Drawdown Notice.

Disbursement of Advances to third party

A payment by the Agent under Clause 4.6 (Disbursement of Advances) shall constitute the making of the relevant Advance and the Borrower shall thereupon become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Revolving Contribution or that Lender’s Term Contribution (as the case may be).

INTEREST

Payment of normal interest

Subject to the provisions of this Agreement, interest on each Advance in respect of an Interest Period shall be paid by the Borrower on the last date of that Interest Period.

Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of an Interest Period shall be the aggregate of the Margin, Mandatory Costs (if any) and LIBOR for that Interest Period.

Payment of accrued interest

In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

Notification of rates of normal interest

The Agent shall notify the Borrower and each Lender of each rate of interest as soon as practicable after each is determined.

Obligation of Reference Banks to quote

A Lender which is a Reference Bank shall use all reasonable efforts to supply any quotation required of it for the purposes of fixing a rate of interest under this Agreement.

Quotations by Reference Banks

If any Reference Bank fails to supply a quotation when required, the Agent shall determine the relevant LIBOR on the basis of the mean of the quotations supplied by the other Reference Bank or Banks; but if less than 2 Reference Banks provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5 (Interest).

Market disruption

The following provisions of this Clause 5 (Interest) apply if:

(a)	no rate is quoted on Reuters Page Libor 01 and 2 or more of the Reference Banks do not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)	at least 1 Business Day before the start of an Interest Period, Lenders having Commitments amounting to more than 50 per cent. of the Total Commitments notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)	at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during that Interest Period.

Notification of market disruption

The Agent shall notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.7 (Market disruption) which have caused its notice to be given.

Suspension of drawdown

If the Agent’s notice under Clause 5.8 (Notification of market disruption) is served before an Advance is to be made the Lenders’ obligations to make or participate in that Advance (as the case may be) shall be suspended while the circumstances referred to in the Agent’s notice continue.

Negotiation of alternative rate of interest

If the Agent’s notice under Clause 5.8 (Notification of market disruption) is served after an Advance has been made, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 15 days after the date on which the Agent serves its notice under Clause 5.8 (Notification of market disruption) (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the relevant Interest Period concerned.

Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin and any Mandatory Costs; and the procedure provided for by this Clause 5.12 (Alternative rate of interest in absence of agreement) shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

Notice of prepayment

If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12 (Alternative rate of interest in absence of agreement), the Borrower may give the Agent not less than 10 Business Days’ notice of its intention to prepay the relevant Advance at the end of the interest period set by the Agent.

Prepayment

A notice under Clause 5.13 (Notice of prepayment) shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the relevant Advance, together with accrued interest thereon at the applicable rate (including the Mandatory Cost) plus the Margin.

Application of prepayment

The provisions of Clause 8 (Reduction, Repayment, Prepayment and Cancellation) shall apply in relation to the prepayment.

INTEREST PERIODS

Commencement, duration and consolidation of revolving Interest Periods

There shall be a single Interest Period for each Revolving Advance which shall be notified by the Borrower to the Agent in the Drawdown Notice for that Revolving Advance, shall commence on the Drawdown Date relating to that Revolving Advance and, subject to Clauses 6.4 (Duration of term Interest Periods for repayment instalments), 6.5 (No Interest Period to extend beyond Maturity Date) and 6.6 (Non-availability of matching deposits for Interest Period selected), shall be:

(a)	1, 3 or 6 months as notified by the Borrower to the Agent in the Drawdown Notice for that Revolving Advance; or

(b)	in the case of the Interest Period applicable to the second and any subsequent Revolving Advance and if the Borrower notifies the Agent in the Drawdown Notice for such Revolving Advance, a period ending on the last day of the Interest Period applicable to the Revolving Advance then current, whereupon that Revolving Advance and the Revolving Advance then current shall be consolidated and treated as a single Revolving Advance and if more than one Revolving Advance has been made at the time the Borrower notifies the Agent that it wishes to consolidate the Interest Periods of the Revolving Advances, the relevant Interest Periods shall be consolidated with the Interest Period applicable to the first Revolving Advance so that the Interest Period for that Revolving Advance expires on the same date as the Interest Period for the Revolving Advance then current; or

(c)	if the Borrower notifies the Agent in the Drawdown Notice for a Revolving Advance that it wishes to consolidate a Revolving Advance or Revolving Advances with the Term Advances, the Interest Period for that Revolving Advance or those Revolving Advances shall be of the same duration as the Interest Period then current for the Term Advances in accordance with Clause 6.3 (Duration of normal term Interest Periods); or

(d)	3 months, if the Borrower fails to notify the Agent in the Drawdown Notice for that Revolving Advance; or

(e)	such other period as the Agent may, with the authorisation of all the Lenders, agree with the Borrower.

Commencement of term Interest Periods

The first Interest Period applicable to a Term Advance shall commence on the Drawdown Date relating to that Term Advance and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period applicable to such Term Advance.

Duration of normal term Interest Periods

Subject to Clauses 6.4 (Duration of term Interest Periods for repayment instalments), 6.5 (No Interest Period to extend beyond Maturity Date) and 6.6 (Non-availability of matching deposits for Interest Period selected) each Interest Period shall be:

(a)	1, 3 or 6 months as notified by the Borrower to the Agent not later than 11.00 a.m. (London time) 3 Business Days before the commencement of the Interest Period; or

(b)	in the case of the first Interest Period applicable to the second and any subsequent Term Advance and if the Borrower notifies the Agent not later than 11.00 a.m. (London time) 5 Business Days before the commencement of that Interest Period, a period ending on the last day of the Interest Period applicable to the Term Advance then current, whereupon that Term Advance and the Term Advance then current shall be consolidated and treated as a single Term Advance and if more than one Term Advance has been made at the time the Borrower notifies the Agent that it wishes to consolidate the Interest Periods of the Term Advances, the relevant Interest Periods shall be consolidated with the Interest Period applicable to the first Term Advance on the expiry of the relevant Interest Period so that the next Interest Period for that Term Advance expires on the same date as the Interest Period for the Term Advance then current;

(c)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a) or (b); or

(d)	such other period as the Agent may, with the authorisation of all the Lenders, agree with the Borrower.

Duration of term Interest Periods for repayment instalments

In respect of an amount due to be repaid under Clause 8.2 (Repayment) on a particular Term Repayment Date, an Interest Period shall end on that Term Repayment Date.

No Interest Period to extend beyond Maturity Date

No Interest Period shall end after the Maturity Date and any Interest Period which would otherwise extend beyond the Maturity Date shall instead end on the Maturity Date.

Non-availability of matching deposits for Interest Period selected

If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the second Business Day before the commencement of that Interest Period that it is not satisfied that deposits in Dollars for a period equal to that Interest Period will be available to it in the London Interbank Market when that Interest Period commences, that Interest Period shall be of 3 months unless otherwise agreed by the Agent (acting on the instructions of the Lenders) and the Borrower.

DEFAULT INTEREST

Payment of default interest on overdue amounts

The Borrower shall pay interest in accordance with the following provisions of this Clause 7 (Default Interest) on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4 (Acceleration of Loan), the date on which it became immediately due and payable.

Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and 7.3(b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

Calculation of default rate of interest

The rates referred to in Clause 7.2 (Default rate of interest) are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)	the aggregate of the Margin and the Mandatory Costs (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)	if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

Notification of interest periods and default rates

The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 (Calculation of default rate of interest) and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause 7 (Default Interest) shall be payable on demand; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

Compounding of default interest

Any such interest which is not paid on demand shall thereupon be compounded.

REDUCTION, REPAYMENT, PREPAYMENT AND CANCELLATION

Reduction and repayment of Revolving Credit Facility

(a)	The total available Revolving Credit Facility shall be permanently reduced by one single reduction in an amount of $16,000,000 on the date falling six months after the final Term Repayment Date.

(b)	The Borrower shall ensure that at all times the aggregate outstanding amount of the Revolving Advances is not greater than the then applicable available Revolving Credit Facility and, without prejudice to the generality of the foregoing, the Borrower shall if required pursuant to this Clause 8.1 prepay some or all of the outstanding Revolving Advances so that the aggregate outstanding amount of the Revolving Advances does not exceed the available Revolving Credit Facility as reduced pursuant to paragraph (a) of this Clause 8.1 (Reduction and repayment of Revolving Credit Facility). For the avoidance of doubt, any amounts prepaid pursuant to this Clause 8.1(b) may not be reborrowed.

(c)	Subject to the foregoing provisions of this Clause 8.1 (Reduction and repayment of Revolving Credit Facility), each Revolving Advance shall be repaid in full on the Revolving Repayment Date applicable to it.

Repayment of Term Facility

The Borrower shall repay the Term Facility by 12 equal consecutive six-monthly instalments of $16,000,000 each.

Term Repayment Dates

The first repayment instalment for the Term Facility shall be paid on the date falling 9 months after the date of this Agreement and the last instalment shall be paid on the date falling 66 months after the first Term Repayment Date.

Maturity Date

On the Maturity Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all sums then accrued or owing under any Finance Document, including (but not limited to) any outstanding amounts of principal due under this Agreement.

Voluntary prepayment

Subject to the following conditions in Clauses 8.6 (Conditions for voluntary prepayment), 8.7 (Effect of notice of prepayment) and 8.8 (Notification of notice of prepayment), the Borrower may prepay the whole or any part of the Loan.

Conditions for voluntary prepayment

The conditions referred to in Clause 8.5 (Voluntary prepayment) are that:

(a)	a partial prepayment shall be $1,000,000 or a higher integral multiple of $1,000,000;

(b)	the Agent has received from the Borrower at least 3 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)	the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

Effect of notice of prepayment

A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

Notification of notice of prepayment

The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under paragraph (c) of Clause 8.6 (Conditions for voluntary prepayment).

Mandatory prepayment and cancellation on sale or Total Loss

The Borrower shall be obliged to prepay the relevant amount of the Loan and the relevant amount of the Total Available Revolving Commitments shall terminate if a Ship is sold or becomes a Total Loss:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)	in the case of a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss (but the relevant amount of the Total Available Revolving Commitments shall in any event terminate on the Total Loss Date).

In this Clause 8.9 (Mandatory prepayment and cancellation on sale or Total Loss), “relevant amount” means the amount of the Loan or the amount of the Total Available Revolving Commitments multiplied by a fraction where:

(i)	the numerator is the Fair Market Value of the Ship (determined as at the date of the most recent appraisal and not more than 3 months prior to the date of the sale or Total Loss) which is to be sold or (as the case may be) the subject of Total Loss; and

(ii)	the denominator is the aggregate of the most recently determined Fair Market Value of the Ships (determined on the same basis) mortgaged pursuant to this Agreement immediately prior to the sale or Total Loss.

If any Revolving Advance (or part thereof) is prepaid pursuant to this Clause 8.9 (Mandatory prepayment and cancellation on sale or Total Loss), then that amount may not be reborrowed and the Total Revolving Commitments will be permanently reduced by the amount of the prepayment of the Revolving Advance.

This Clause 8.9 (Mandatory prepayment and cancellation on sale or Total Loss) is without prejudice to the provisions of Clause 15.1 (Minimum required security cover).

Mandatory prepayment and cancellation on Change of Control

If there is a Change of Control, the Borrower shall be obliged to prepay the Loan in full and the Commitments shall terminate not later than 60 days following the occurrence of the Change of Control.

Mandatory prepayment and cancellation on breach of financial covenants

If the Borrower is not in compliance with the financial covenants in Clause 12.5 (Financial Covenants) at any time during the Security Period, the Borrower shall be obliged to repay the Loan in full (and the Commitments shall be cancelled) not later than 5 days following a request in writing from the Agent (acting on the instructions of the Majority Lenders) to the Borrower to repay the Loan.

Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 (Indemnities) or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an applicable Interest Period, together with any sums payable under Clause 21.1(b) but without premium or penalty.

Application of partial prepayment

Each partial prepayment shall be applied pro-rata against the repayment instalments specified in Clauses 8.1 (Reduction and repayment of Revolving Credit Facility) and 8.2 (Repayment).

Reborrowing

(a)	No amount of the Term Facility Loan repaid or prepaid may be reborrowed.

(b)	Subject to the terms of this Agreement, any amount of the Revolving Credit Facility repaid or prepaid may be reborrowed.

Voluntary cancellation of Commitments

Subject to the following conditions, the Borrower may cancel the whole or any part of the Total Available Commitments.

Conditions for cancellation of Commitments

The conditions referred to in Clause 8.15 (Voluntary cancellation of Commitments) are that:

(a)	a partial cancellation shall be $1,000,000 or a higher integral multiple of $1,000,000; and

(b)	the Agent has received from the Borrower at least 3 Business Days’ prior written notice specifying the amount of the Total Commitments to be cancelled and the date on which the cancellation is to take effect.

Effect of notice of cancellation

The service of a cancellation notice given under Clause 8.16 (Conditions for cancellation of Commitments) shall cause the amount of the Total Commitments specified in the notice to be permanently cancelled and any partial cancellation shall be applied against the Commitment of each Lender pro rata and also on a pro rata basis as between the Total Commitments relating to the Revolving Credit Facility and the future instalments of the Term Facility repayable pursuant to Clause 8.2 (Repayment).

Maximum hedging amount

At the time a Designated Transaction is entered into pursuant to any Master Agreement, the maximum aggregate notional amount shall not exceed 100 per cent. of the Loan.

Unwinding of Designated Transactions

On or prior to any repayment or prepayment of the Loan under this Clause 8 (Reduction, Repayment, Prepayment and Cancellation) or any other provision of this Agreement, the Borrower shall at its sole discretion have the right to wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clauses 8.1 (Reduction and repayment of Revolving Credit Facility) and 8.2 (Repayment).

CONDITIONS PRECEDENT

Documents, fees and no default

Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that, on or before the date of this Agreement, the Agent receives the documents and fees described in Part A of Schedule 4 (Condition Precedent Documents) in form and substance satisfactory to the Agent and its lawyers;

(b)	that, on or before the Drawdown Date in relation to any Advance in respect of an Existing Ship, the Agent receives the documents described in Part B of Schedule 4 (Condition Precedent Documents) in form and substance satisfactory to the Agent and its lawyers;

(c)	that, on or before the Drawdown Date in relation to any Advance in respect of an Acquisition Ship, the Agent receives the documents described in Part C of Schedule 4 (Condition Precedent Documents) in form and substance satisfactory to the Agent and its lawyers;

(d)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the relevant Advance;

(ii)	the representations and warranties in Clause 10 (Representations and Warranties) and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 (Market disruption) has occurred and is continuing;

(iv)	during the period from 30 June 2014 to the date of the Drawdown Notice and the relevant Drawdown Date, nothing shall have occurred (and neither the Agent nor any of the Lenders shall have become aware of any condition or circumstance not previously known to it or them) which the Agent or the Lenders shall determine has had, or could reasonably be expected to have, a material adverse effect (A) on the rights or remedies of the Lenders, (B) on the performance of the Borrower and its subsidiaries of their respective obligations to the Lenders, (C) with respect to the Loan or (D) on the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of the Borrower and its subsidiaries;

(e)	that, if the ratio set out in Clause 15.1 (Minimum required security cover) were applied on the basis of the most recently provided valuations and immediately following the making of the relevant Advance, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, reasonably request by notice to the Borrower prior to the relevant Drawdown Date.

Waiver of conditions precedent

If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 (Documents, fees and no default) are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the relevant Drawdown Date (or such other period as the Agent may, with the authorisation of the Majority Lenders, specify).

REPRESENTATIONS AND WARRANTIES

General

The Borrower represents and warrants to each Creditor Party as follows.

Status

(a)	The Borrower is duly incorporated, validly existing and in good standing under the laws of, and has the centre of its main interests in, Belgium.

(b)	The Borrower is not a FATCA FFI or a US Tax Obligor.

Corporate power

The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to enter into the Framework Agreement and the MOAs and for the Borrower to purchase the Ships pursuant thereto;

(b)	to execute the Finance Documents and the Master Agreements; and

(c)	to borrow under this Agreement, to enter into Designated Transactions under the Master Agreements and to make all the payments contemplated by, and to comply with, the Finance Documents and the Master Agreements.

Consents in force

All the consents referred to in Clause 10.3 (Corporate power) remain in force and nothing has occurred which makes any of them liable to revocation.

Legal validity; effective Security Interests

The Finance Documents and the Master Agreements do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally and to general equity principles.

No third party Security Interests

Without limiting the generality of Clause 10.5 (Legal validity; effective Security Interests), at the time of the execution and delivery of each Finance Document and each Master Agreement:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document or Master Agreement purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

No conflicts

The execution by the Borrower of each Finance Document and each Master Agreement and the borrowing by the Borrower of the Loan, and the Borrower’s compliance with each Finance Document and each Master Agreement will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	its constitutional documents; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its subsidiaries or any of their respective assets.

No default

No Event of Default or Potential Event of Default has occurred and is continuing.

Information

All information which has been provided in writing by or on behalf of the Borrower or any Security Party to the Arrangers or any other Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.4 (Information provided to be accurate); all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.6 (Form of financial statements); and there has been no material adverse change in the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of the Borrower and its subsidiaries since 30 June 2014.

No litigation

No litigation, arbitration or administrative proceedings (including, but not limited to, investigative proceedings) involving the Borrower has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in any case, would be likely to have a material adverse effect on the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of the Borrower and its subsidiaries or on the ability of the Borrower to perform its obligations under the Finance Documents.

Validity and completeness of Framework Agreement and MOAs

Each of the Framework Agreement and MOAs constitutes valid, binding and enforceable obligations of the parties to it respectively in accordance with its terms and:

(a)	the copy of the Framework Agreement and each MOA delivered to the Agent before the date of this Agreement is a true and complete copy; and

(b)	no material amendments or additions to the Framework Agreement or any MOA have been agreed nor has either party to the Framework Agreement or any MOA waived any of their respective rights under the Framework Agreement or that MOA.

No rebates etc.

There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Borrower, the Seller or a third party in connection with the purchase by the Borrower of any of the Ships, other than as disclosed to the Lenders in writing on or prior to the date of this Agreement.

Compliance with certain undertakings

At the date of this Agreement, the Borrower is in compliance with Clauses 11.2 (Title; negative pledge) and 11.13 (Principal place of business).

Taxes paid

The Borrower has paid all taxes applicable to, or imposed on or in relation to, the Borrower and its business.

No money laundering

Without prejudice to the generality of Clause 2.3 (Purpose of Advances), in relation to the borrowing by the Borrower of the Loan, the performance and discharge of the Borrower’s obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents, the Borrower confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (205/60/EEC) of the European Parliament and of the Council of the European Union of 26 October 2005).

ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Approved Manager and the Ships have been, or will be, complied with at the time of the Drawdown Date relating to each Ship.

Sanctions

(a)	The Borrower and its directors, officers, employees, agents or representatives and each member of the Euronav Group has been and is in compliance with all Sanctions.

(b)	Neither the Borrower nor any of its subsidiaries, nor any of its or their directors, officers, employees, agents or representatives:

(i)	is a Restricted Party, is owned or controlled by a Restricted Party or is involved in any transaction through which it could reasonably become a Restricted Party;

(ii)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions; or

(iii)	owns or controls a Restricted Party.

Neither the Borrower nor any member of the Euronav Group (i) is using or will use the proceeds of the Loan for the purpose of financing or making funds available directly or indirectly to any person or entity which is, or is owned or controlled by or acting on behalf of a person or entity which is, currently listed on any Sanctions List or currently located in or incorporated under the laws of a Sanctioned Country, to the extent such financing or provision of funds would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions, or (ii) is contributing or will contribute or otherwise make available the proceeds of the Loan to any other person or entity for the purpose of financing the activities of, or for the benefit of, any person or entity which is, or is owned or controlled by or acting on behalf of a person or entity which is, currently listed on a Sanctions List or currently located (or ordinarily resident) in or incorporated under the laws of any Sanctioned Country, to the extent such contribution or provision of proceeds would currently be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions.

German Resident Finance Party

(a)	To the extent a Creditor Party is resident in Germany (“Inländer”) within the meaning of Section 2 Paragraph 15 of the German foreign trade and payment act (AWG Außenwirtschaftsgesetz) and therefore, subject to Section 7 of the AWV, would not be permitted to accept a representation or an undertaking that is made or is to be made or is granted or is to be granted by the Borrower with respect to Sanctions under this Agreement, such Creditor Party shall not, in the event of a breach by the Borrower of any such representation or undertaking be entitled to invoke or declare an Event of Default or vote for a cancellation of the Total Commitments and immediate repayment of the Loan in accordance with Clause 19.2 (Actions following an Event of Default).

(b)	The representations in Clause 10 (Representations and Warranties) given by, and the undertakings in Clause 14.9 (Compliance with laws etc.) of, the Borrower to any Creditor Party resident in Germany (“Inländer”) within the meaning of Section 2 Para. 15 of the AWV are granted only to the extent that such Creditor Party itself would be permitted to receive such representations or undertakings pursuant to Section 7 of the AWV.

(c)	On any matter referred to in paragraph (a) above in respect of which the Lenders or the Majority Lenders are to vote but in respect of which a German-resident Lender to whom paragraph (a) above applies shall not vote in accordance with such paragraph:

(i)	for the purposes of determining whether approval of the Majority Lenders is obtained, the references in the definition of “Majority Lenders” to 66 2/3 per cent. of the Total Commitments and to 66 2/3 per cent. of the Loan shall for this purpose be construed to refer to 66 2/3 per cent. of the Total Commitments or, as the case may be, the Loan only taking account of the Commitments of, or as the case may be, the participation in the Loan of, the other Lenders and ignoring the Commitment of or, as the case may be, the participation in the Loan of, the German-resident Lender; and an action taken by the Majority Lenders as such definition is modified by this paragraph (c) shall be valid in the applicable circumstances and binding all parties; and

(ii)	for the purposes of determining whether the approval of all Lenders is obtained, all Lenders shall be construed to mean the other Lenders ignoring the German-resident Lender and an action taken by all Lenders as modified by this paragraph (c) shall be valid in the applicable circumstances and binding on all parties.

Anti-corruption law

The Borrower has conducted its business in compliance with applicable anti-corruption laws, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and all other applicable anti-bribery and corruption laws, and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

GENERAL UNDERTAKINGS

General

The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 (General Undertakings) at all times during the Security Period except as the Agent may, in respect of Clause 11.21(b) with the authorisation of all the Lenders, and otherwise with the authorisation of the Majority Lenders, otherwise permit.

Title; negative pledge

The Borrower shall hold the legal title to, and own the entire beneficial interest in each Ship, its Earnings and Insurances, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests.

Disposal of assets

The Borrower will not transfer, lease or otherwise dispose of all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not except in the usual course of its business and for fair market value.

Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

Provision of financial statements

The Borrower will send to the Agent:

(a)	as soon as possible, but in no event later than 120 days after the end of each financial year of the Borrower from and including the financial year ending 31 December 2013, the audited consolidated accounts of the Euronav Group and audited individual accounts of the Borrower;

(b)	as soon as possible, but in no event later than 75 days after the end of each financial half-year of the Borrower (which half-year end shall, for the avoidance of doubt, occur annually), the audited consolidated financial statements of the Euronav Group certified as to its correctness by the chief financial officer of the Borrower;

(c)	as soon as possible, but in no event later than 60 days after the end of each financial quarter of the Borrower and provided that these documents have not been published on the Borrower’s website or sent to the Lenders in the form of a press release, unaudited consolidated income statements of the Euronav Group certified as to their correctness by the chief financial officer of the Borrower;

(d)	as soon as possible, but not later than 120 days after the end of each financial year of the Borrower, a financial projection for the Euronav Group for the next 3 years in a format which is acceptable to the Agent; and

(e)

together with the annual audited consolidated accounts and with each balance sheet of the Euronav Group referred to in paragraphs (a) and (b), a compliance certificate (together with supporting schedules, if any) signed by the chief financial officer of the Borrower in the form attached as Schedule 8 (Form of Certificate of Compliance) (or in any other format which the Agent may approve and with such other information as the Agent may require) evidencing compliance with the financial undertakings in Clause 12.5 (Financial Covenants) and also listing the Fair Market Value of each of the Ships which are subject to a Mortgage at that time.

Form of financial statements

The audited accounts delivered under Clause 11.5 (Provision of financial statements) will:

(a)	be prepared in accordance with all applicable laws and IFRS consistently applied;

(b)	give a true and fair view of the state of affairs of the Euronav Group (or the Borrower, as the case may be) at the date of those accounts and of profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Euronav Group (or the Borrower, as the case may be).

Provision of further information

(a)	The Borrower will, as soon as practicable after receiving a request from the Agent provide the Agent with such additional financial information in relation to the Euronav Group which may be reasonably requested by the Agent or any Lender through the Agent.

(b)	The Borrower shall supply to the Agent, promptly upon becoming aware of them, the details of any claim, action, suit, proceeding or investigation with respect to Sanctions against it, any of its direct or indirect owners, subsidiaries or any of their respective directors, officers, employees, agents or representatives.

Creditor notices

The Borrower will send the Agent, at the same time as they are despatched, copies of all material communications which are despatched to all of the Borrower’s shareholders or creditors or to the whole of any class of them.

Consents

The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Borrower to perform its obligations under any Finance Document and any Master Agreement;

(b)	for the validity or enforceability of any Finance Document and any Master Agreement;

and the Borrower will comply with the terms of all such consents.

Maintenance of Security Interests

The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the reasonable opinion of the Majority Lenders, is or has become necessary for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

No amendment to Framework Agreement or MOAs.

The Borrower will not agree to any material amendment or supplement to, or waive or fail to enforce, any of the Framework Agreement or the MOAs or any of their material provisions.

Notification of litigation

The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party or any Ship as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

Principal place of business

The Borrower will notify the Agent if it has a place of business in any jurisdiction which would require a Finance Document to be registered, filed or recorded with any court or authority in that jurisdiction or if the centre of its main interests changes.

Notification of default

The Borrower will notify the Agent as soon as it becomes aware of:

(a)	the occurrence of an Event of Default or Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or Potential Event of Default may have occurred,

and will keep the Agent fully up-to-date with all developments.

Access to books and records

The Borrower shall permit one or more representatives of the Agent, at the request of the Agent, to have reasonable access to its books and records and to inspect the same during normal business hours at its offices upon reasonable prior written notice.

Press releases

The Borrower will send to the Agent, at the same time as they are dispatched, copies of all press releases which are issued by it.

Notification of flag

The Borrower shall advise the Agent on which Approved Flag each Ship will be registered following its delivery under the relevant MOA not later than 10 Business Days before the relevant Drawdown Date.

Pari passu ranking

The Borrower’s payment obligations under this Agreement and any other Finance Document and any Master Agreement shall rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

Application of FATCA

The Borrower shall not become a FATCA FFI or a US Tax Obligor.

11.19	Know your customer requirements

Promptly upon the Agent’s request the Borrower will supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent in order for each Creditor Party to carry out and be satisfied with the results of all necessary “know your client” or other checks which it is required to carry out in relation to the transactions contemplated by the Finance Documents and to the identity of any parties to the Finance Documents (other than Creditor Parties) and their directors and officers.

11.20	Use of proceeds; no money laundering

(a)	No proceeds of any Advance of the Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(b)	The Borrower shall act for its own account in respect of the Finance Documents and any Master Agreements and shall not contravene any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (205/60/EEC) of the European Parliament and of the Council of the European Union of 26 October 2005.

(c)	The Borrower shall provide the Agent with such information, certificates and any documents as may be reasonably required by the Lenders to ensure compliance with any law, official requirement or other regulatory measure or procedure implemented to combat money laundering.

(d)	The Borrower shall notify the Agent as soon as it becomes aware of any matters evidencing that a breach of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering may or is about to occur or that the person(s) who have or will receive the commercial benefit of this Agreement have changed from the date hereof.

Anti-corruption law

(a)	Neither the Borrower nor any Security Party shall directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	The Borrower and each Security Party shall:

(i)	conduct its business in compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

11.22	Documents to be provided following execution of a Master Agreement

Following the execution of each Master Agreement, the Borrower shall procure that promptly following the execution of such Master Agreement the Agent has received the following documents in form and substance satisfactory to the Agent and its lawyers:

(a)	a duly executed original of the Master Agreement Assignment in relation to that Master Agreement (and of each document required to be its terms);

(b)	if required by the Agent and in the case of each Mortgage an amendment or addenda to that Mortgage specifying such consequential amendments to that Mortgage as may be required as a consequence of the entry by the Borrower and the relevant Swap Bank into the Master Agreement;

(c)	in each case if required for the provisions of the legal opinions referred to in paragraph (f), copies of the resolutions of the directors and shareholders of the Borrower authorising the execution of the Master Agreement Assignment referred to in paragraph (a) and the Mortgage amendments and addenda referred to in paragraph (b);

(d)	the original of any power of attorney under which any of the Master Agreement Assignment referred to in paragraph (a) and the Mortgage amendments and addenda referred to in paragraph (b) are to be executed on behalf of the Borrower;

(e)	documentary evidence that the Mortgage amendments and addenda referred to in paragraph (b) have been duly registered against that Ship as valid amendment or addenda to the Mortgage in accordance with the laws of the relevant Approved Flag;

(f)	if required by the Agent, favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of England, Belgium, the country where the Ship is registered following such transfer, Norway (in relation to the first such transfer) and such other relevant jurisdictions as the Agent may require; and

(g)	if the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

CORPORATE UNDERTAKINGS

General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 (Corporate Undertakings) at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

Maintenance of status

The Borrower will maintain its separate corporate existence under the laws of, and the centre of its main interests in, Belgium and shall maintain its listing on the First Market of Euronext Brussels, the New York Stock Exchange or such other reputable international stock exchange approved by the Agent (acting on the instructions of the Majority Lenders) in writing, such approval not to be unreasonably withheld or delayed.

No change of business

The Borrower will not operate outside the scope of its Articles of Association as at the date of this Agreement.

No merger etc.

The Borrower will not, and will procure that none of its subsidiaries will, enter into any form of merger, sub-division, amalgamation or other reorganisation which may, in the reasonable opinion of the Majority Lenders, have a material adverse effect on the financial position the Borrower.

Financial Covenants

The Borrower will ensure that the consolidated financial position of the Euronav Group shall at all times during the Security Period be such that:

(a)	Consolidated Working Capital shall not be less than $0;

(b)	Free Liquid Assets are not less than the higher of:

(i)	$50,000,000;

(ii)	5 per cent. of Total Indebtedness;

(c)	the amount of Cash shall equal or exceed US$30,000,000; and

(d)	the ratio of Stockholders’ Equity to Total Assets is not less than 30 per cent.

In this Clause 12.5 (Financial Covenants):

“Cash” means, at any date of determination under this Agreement, the aggregate value of the Euronav Group’s credit balances on any deposit, savings or current account and cash in hand with recognised and reputable banks or financial institutions but excluding any such credit balances and cash subject to a Security Interest at any time;

“Consolidated Current Assets” means, at any date of determination under this Agreement, the amount of the current assets of the Euronav Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet and including any amounts available under committed credit lines and revolving credit facilities having remaining maturities of more than 12 months;

“Consolidated Current Liabilities” means, at any date of determination under this Agreement, the amount of the current liabilities of the Euronav Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet;

“Consolidated Working Capital” means Consolidated Current Assets less Consolidated Current Liabilities;

“Free Liquid Assets” means, at any date of determination under this Agreement, the aggregate amount of cash and cash equivalents of the Euronav Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet but excluding any of those assets subject to a Security Interest (other than a Security Interest in favour of the Security Trustee pursuant to this Agreement) at any time and, for the avoidance of doubt, “cash and cash equivalents” include any amounts available under committed credit lines and revolving credit facilities having remaining maturities of more than 6 months;

“Latest Balance Sheet” means, at any date, the consolidated balance sheet of the Euronav Group most recently delivered to the Agent pursuant to Clause 11.5 (Provision of financial statements) and/or most recently made publicly available;

“Stockholders’ Equity” means, at any date of determination under this Agreement, the amount of the capital and reserves of the Euronav Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet;

“Total Assets” means, at any date of determination under this Agreement, the amount of the total assets of the Euronav Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet; and

“Total Indebtedness” means, at any date of determination under this Agreement, the amount of long-term loans (including finance leases, banks loans and other long-term loans) and short-term loans of the Euronav Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet.

Change in IFRS

If, at any time after the date of this Agreement, any mandatory change is made to IFRS or any applicable law relating to the financial reporting (including but not limited to accounting bases, policies, practices and procedures or reference periods) of the Euronav Group generally or any member of the Euronav Group individually and the effect of complying with that change would result in the value for “Cash”, “Consolidated Current Assets”, “Consolidated Current Liabilities”, “Consolidated Working Capital”, “Free Liquid Assets”, “Stockholders’ Equity”, “Total Assets” and/or “Total Indebtedness” being materially different from its value if calculated in accordance with IFRS and all applicable laws in effect at the date of this Agreement and of which the Lenders would reasonably expect to have been informed, the Borrower shall immediately notify the Agent of that change and procure that, as soon as reasonably practicable thereafter, the Borrower’s auditors deliver to the Agent:

(a)	a description of the change and what adjustments would need to be made to the financial statements of the Euronav Group following that change in order to reverse the effects of that change so that the values of “Cash”, “Consolidated Current Assets”, “Consolidated Current Liabilities”, “Consolidated Working Capital”, “Free Liquid Assets”, “Stockholders’ Equity”, “Total Assets” and/or “Total Indebtedness” will be the same as if calculated in accordance with IFRS and all applicable laws in effect at the date of this Agreement; and

(b)	such information, in form and substance acceptable to the Agent, as may be required:

(i)	to enable the Lenders to determine whether there is a breach of any of the financial covenants in respect of the Euronav Group set out in Clause 12.5 (Financial Covenants) (based on IFRS and all applicable laws in effect at the date of this Agreement); and

(ii)	to assist the Lenders in making an accurate comparison between the financial position of the Euronav Group indicated in the financial statements prepared following the change and those prepared prior to it.

In the event that the Lenders are satisfied that, based on the information provided by the Borrower’s auditors, the financial covenants in Clause 12.5 (Financial Covenants) have been complied with, the Lenders and the Borrower shall enter into discussions with a view to agreeing amendments to this Agreement so as to mitigate the effect of the change.

Change of accounting period

The Borrower shall not change its fiscal year end date being 31 December.

Restrictions on dividends

The Borrower may only pay a dividend or make a distribution and/or buy-back its own common stock subject to the following conditions:

(a)	no Event of Default has occurred and is continuing or would result upon payment of the proposed dividend or distribution; and

(b)	the payment of such dividend or distribution would not cause any breach of any of the financial covenants set out in Clause 12.5 (Financial Covenants).

Payment of taxes

The Borrower shall pay when due all taxes applicable to, or imposed on or in relation to the Borrower, its business or any Ship.

Negative undertakings

The Borrower will not:

(a)	change its legal name, type of organisation or jurisdiction of incorporation; and

(b)	provide any form of credit or financial assistance to any person or enter into any transaction with or involving any person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length.

(c)	provide any form of credit or financial assistance to any other person other than loans in relation to which that other person’s rights have been fully subordinated to those of the Creditor Parties.

Restrictions on repayment of Qualifying Notes

The Borrower will not make any repayment of principal pursuant to the Qualifying Notes except with:

(a)	proceeds from an initial public offering or other equity offering;

(b)	proceeds from other subordinated debt; or

(c)	cash from the Borrower’s operations Provided that cash and cash equivalents of the Borrower will exceed $150,000,000 immediately following such repayment,

and the Borrower shall not make any such repayment of principal pursuant to the Qualifying Notes if an Event of Default has occurred and is continuing or would result from such repayment of the Qualifying Notes except with the consent of the Agent, acting with the authorisation of the Majority Lenders.

Sanctions

The Borrower shall ensure that neither it nor any of its subsidiaries, nor any of its or its subsidiaries’ directors, officers, employees, agents or representatives or any other persons acting on its or their behalf, is a person listed on any Sanctions List.

12.13	Incurring of Financial Indebtedness

The Borrower shall not, without the prior consent of the Majority Lenders, incur any Financial Indebtedness or grant any guarantee in respect of Financial Indebtedness if, as a result of incurring that Financial Indebtedness or incurring the contingent liability under that guarantee (as assessed in accordance with IFRS), an Event of Default would occur, or one or more of the financial covenants in respect of the Borrower set out in Clause 12.5 (Financial covenants) would be breached, on the date of the incurring of such Financial Indebtedness.

INSURANCE

General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of Clause 13 (Insurance) at all times during the Security Period (in the case of each Acquisition Ship after the Drawdown Date applicable to it) except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

Maintenance of obligatory insurances

The Borrower shall keep each Ship insured at its expense against:

(a)	fire and usual marine risks and war risks (including hull and machinery, hull and freight interest, piracy, terrorism, missing vessel cover, blocking and trapping and confiscation); and

(b)	protection and indemnity risks (including pollution risks), on “full entry terms”.

Terms of obligatory insurances

The Borrower shall, effect such insurances in respect of each Ship:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks (including coverage for war protection and indemnity with a separate limit for the same amounts insured under war hull and including blocking and trapping risks), in an amount on an agreed value basis at least the greater of (i) when aggregated with such insurances on the other Ships which are subject to a Mortgage, 125 per cent. of the Loan and (ii) the Fair Market Value of that Ship;

(c)	in the case of hull and machinery insured values of each Ship in an amount not less than 70 per cent. of the total insured value of that Ship;

(d)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry with a protection and indemnity association belonging to the International Group of Protection and Indemnity Associations;

(e)	in relation to protection and indemnity risks in respect of the Ship’s full tonnage on full entry terms;

(f)	on approved terms; and

(g)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

Further protections for the Creditor Parties

In addition to the terms set out in Clause 13.3 (Terms of obligatory insurances), the Borrower shall procure that the obligatory insurances shall:

(a)	in relation to the obligatory insurances for fire and usual marine risks and war risks, whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(e)	provide that the Security Trustee may make proof of loss if the Borrower fails to do so.

Renewals

The Borrower shall ensure that:

(a)	before the expiry of any obligatory insurance, that obligatory insurance is renewed; and

(b)	promptly after each such renewal, there is provided to the Security Trustee details of the terms and conditions on which such obligatory insurances have been renewed.

If there is a change in the insurers and/or markets through whom the obligatory insurances are placed the Borrower shall procure that the Security Trustee is notified within a reasonable time of the names of the insurers and/or markets employed for the purposes of the renewal of the obligatory insurance and of the amounts in which they are renewed.

Letters of undertaking

In relation to all obligatory insurances effected from time to time under Clause 13.2 (Maintenance of obligatory insurances), the Borrower shall ensure that all brokers and any protection and indemnity or war risks associations in which any Ship is entered, in each case being approved by the Security Trustee (such approval not to be unreasonably withheld), provide the Security Trustee with letters of undertaking:

(a)	in the case of a broker, in a form standard in the insurance market in which such broker operates or any professional association of which that approved broker is a member;

(b)	in the case of a protection and indemnity or war risks association, in its standard form.

If any of the obligatory insurances referred to in Clause 13.2(a) and/or 13.2(b) form part of a fleet cover, the Borrower will procure that any letter of undertaking referred to in paragraph (a) of this Clause 13.6 (Letters of undertaking) is amended to provide that the relevant brokers shall undertake to the Security Trustee that they shall neither set-off against any claims in respect of the relevant Ship any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances.

Copies of certificates of entry

The Borrower shall ensure that any protection and indemnity and/or war risks associations in which each Ship is entered provides the Security Trustee with a certified copy of the certificate of entry for that Ship.

Deposit of original policies

The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

Payment of premiums

The Borrower shall ensure that (taking account of any applicable grace periods) all premiums, calls or contributions or other sums of money from time to time due in respect of any obligatory insurances are paid in full and produce all relevant receipts when so required by the Security Trustee.

Guarantees

The Borrower shall arrange for the execution and delivery of all guarantees and indemnities as may from time to time be required by any Ship’s P&I Club or war risks association.

Compliance with terms of insurances

The Borrower shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance in relation to any Ship invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	the Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	the Borrower shall not make any changes relating to the classification or classification society or manager or operator of any Ship approved by the underwriters of the obligatory insurances;

(c)	the Borrower shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which any Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	the Borrower shall not employ any Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

Alteration to terms of insurances

The Borrower will procure that:

(a)	no adverse alteration is made to any obligatory insurance (which alteration is, in the reasonable opinion of the Security Trustee, likely to materially adversely affect the Lenders) without the prior written consent of the Security Trustee; and

(b)	all the steps under its control are taken to seek to avoid the occurrence of any act or omission which would enable cancellation of any obligatory insurance or render any obligatory insurance invalid, void or unenforceable or render any sum paid out under any obligatory insurance repayable in whole or in part.

Settlement of claims

The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and the Borrower shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

Provision of information

The Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting or renewing any such insurances as are referred to in Clause 13.15 (Mortgagee’s interest and additional perils insurances) or dealing with or considering any matters relating to any such insurances;

and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses reasonably incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

Mortgagee’s interest and additional perils insurances

The Agent for the benefit of the Security Trustee, or the Security Trustee itself, shall effect, maintain and renew a mortgagee’s interest additional perils insurance and a mortgagee’s interest marine insurance in such amounts, on such terms reasonably available in the market, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Agent or the Security Trustee (as the case may be) in respect of all reasonable premiums and other reasonable expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance Provided that the cover in respect of the mortgagee’s interest marine insurance shall not exceed 110 per cent. of the Loan.

Notwithstanding the above, if at any time the Agent or Security Trustee proposes to effect any insurances of the nature referred to in this Clause, it shall first notify the Borrower of the insurance which it proposes to effect, the terms on which it requires it to be effected and the date from which it requires it to be so effected. If, before the date on which the Agent or Security Trustee (as the case may be) requires that insurance to be effected, the Borrower can demonstrate to the Agent or Security Trustee (as the case may be) that a firm of insurance brokers with a reputation acceptable to the Agent or the Security Trustee (as the case may be) is able to arrange that insurance upon the same terms, before that date, for a price lower than that for which any firm of insurance brokers nominated by the Agent or Security Trustee is prepared to arrange that insurance and with underwriters acceptable to the Agent or Security Trustee (as the case may be), and if that firm of insurance brokers will enter into such agreements with the Agent or Security Trustee (as the case may be) as it may require taking into account the identity of that firm of insurance brokers, the Agent or Security Trustee (as the case may be) shall not unreasonably refuse to effect that insurance through that firm of insurance brokers so nominated by the Borrower.

SHIP COVENANTS

General

The Borrower also undertakes with each Creditor Party to comply with the provisions of this Clause 14 (Ship Covenants) at all times during the Security Period (in the case of each Acquisition Ship, only after the Drawdown Date applicable to it) except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit (such permission not to be unreasonably withheld in the case of Clause 14.2 (Ship’s name and registration), 14.12 (Restrictions on chartering, appointment of managers etc.) and 14.14 (Sharing of Earnings).

Ship’s name and registration

The Borrower shall keep each Ship registered in its name on an Approved Flag; and shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled and shall not change the name or country of registry of any Ship Provided that the Borrower may change the registry of a Ship to any Approved Flag without the consent of the Lenders subject to the Borrower providing the Creditor Parties with replacement security at the time of such transfer (in form and substance satisfactory to the Agent) so that the Creditor Parties have the same security on that Ship and subject to any appropriate consequential amendments to the Finance Documents.

Repair and classification

The Borrower shall keep each Ship in a good safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain that Ship’s class as at the date of this Agreement free of overdue recommendations and conditions affecting that Ship’s class with a classification society which has been approved by the Agent; and

(c)	so as to comply with all laws and regulations applicable to vessels registered on the applicable Approved Flag or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

Modification

The Borrower shall not make any modification or repairs to, or replacement of, any Ship or equipment installed on it which would or might materially and adversely alter the structure, type or performance characteristics of any Ship or reduce its value.

Removal of parts

The Borrower shall not remove any material part of any Ship, or any item of equipment installed on any Ship, except in the normal course of maintenance and repair, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the relevant Mortgage Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship concerned.

Surveys

The Borrower shall submit each Ship regularly to such periodical or other surveys which may be required for that Ship’s classification purposes and shall comply with all conditions and recommendations affecting that Ship’s class of the relevant classification society in accordance with their terms unless waived.

Inspection

The Borrower shall permit the Agent (by surveyors or other persons appointed by it for that purpose, at the Borrower’s expense once per year) acting on instructions of the Majority Lenders to board any Ship at all reasonable times to inspect its condition (without interfering with that Ship’s operation) or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections Provided that after an Event of Default has occurred and is continuing the costs of inspections shall be for the Borrower’s account.

Prevention of and release from arrest

The Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any such Ship, its Earnings or the Insurances in relation any such Ship;

(b)	all taxes, dues and other amounts charged in respect of any such Ship, its Earnings or the Insurances in relation to any such Ship; and

(c)	all other outgoings whatsoever in respect of any such Ship, its Earnings or the Insurances in relation to any such Ship;

and, forthwith upon receiving notice of the arrest of any Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall as soon as possible or in any event within 30 days (or such greater period as may be agreed by the Agent) procure its release by providing bail or otherwise as the circumstances may require.

Compliance with laws etc.

The Borrower shall:

(a)	comply, or procure compliance with all laws or regulations:

(i)	relating to its business generally; and

(ii)	relating to each Ship, its ownership, employment, operation, management and registration,

including the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and the laws of the Approved Flag in relation to each Ship and shall maintain for each Ship owned by it an ISSC and shall notify the Agent as soon as practicable in writing of any actual or threatened withdrawal, suspension, cancellation or modification of any such Ship’s ISSC;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any consents required to be obtained and maintained by the Borrower in connection with any Environmental Laws;

(c)	without limiting paragraph (a) above, not employ any Ship nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions; and

(d)	not, and shall procure that no other member of the Euronav Group shall, become a Restricted Person.

Provision of information

The Borrower shall promptly provide the Agent with any information which it reasonably requests regarding:

(a)	any Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to any Ship’s master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of any Ship and any payments made in respect of any Ship;

(d)	any towages and salvages;

(e)	the Borrower’s, the Approved Managers’ or any Ship’s compliance with the ISM Code and/or the ISPS Code,

and, upon the Agent’s request, provide copies of any current charter relating to any Ship and of any current charter guarantee and copies of any Ship’s Safety Management Certificate.

Notification of certain events

The Borrower shall immediately notify the Agent by email, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which any Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with within the applicable time limit;

(d)	any arrest or detention of a Ship, any exercise of any lien on any Ship or its Earnings or any requisition of a Ship for hire which may be material in the context of this Agreement;

(e)	any intended dry docking of a Ship other than a routine dry docking;

(f)	any Environmental Claim made against the Borrower or in connection with a Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, an Approved Manager or otherwise in connection with a Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and the Borrower shall keep the Agent advised in writing on a regular basis and in such detail as the Agent shall require of the Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

Restrictions on chartering, appointment of managers etc.

The Borrower shall not:

(a)	let any Ship on demise charter for any period;

(b)	enter into any charter in relation to any Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(c)	charter any Ship otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(d)	appoint a manager of any Ship other than the Approved Managers or agree to any material alteration to the terms of an Approved Manager’s appointment; or

(e)	put any Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $5,000,000 (or the equivalent in any other currency) unless either:

(i)	that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason; or

(ii)	the cost of such work is covered by insurances; or

(iii)	the Borrower establishes to the reasonable satisfaction of the Agent that it has sufficient funds to pay for the cost of such work.

Notice of Mortgage

The Borrower shall keep each Mortgage registered against the relevant Ship as a valid first priority mortgage, carry on board each Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of each Ship a framed printed notice stating that that Ship is mortgaged by the Borrower to the Security Trustee.

Sharing of Earnings

The Borrower will not enter into any agreement or arrangement for the sharing of any Earnings other than pursuant to a pooling agreement relating to the Tankers International Pool.

Operation of Ships

The Borrower undertakes to operate each Ship owned by it as a civil merchant ship, except in cases where the Ship is being expropriated, confiscated or requisitioned by any government or official authority or by any person or persons claiming to be or to represent a government or official authority.

SECURITY COVER

Minimum required security cover

Clause 15.2 (Provision of additional security; prepayment) applies if the Agent notifies the Borrower that:

(a)	the aggregate of the Fair Market Values (determined as provided in Clause 15.3 (Valuation of Ships) of each Ship subject to a Mortgage; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15 (Security Cover);

is below 125 per cent. of the Loan.

Provision of additional security; prepayment

If the Agent serves a notice on the Borrower under Clause 15.1 (Minimum required security cover), the Borrower shall, within 30 days after the date on which the Agent’s notice is served:

(a)	provide, or ensure that a third party provides, acceptable additional security which, in the reasonable opinion of the Majority Lenders, has a net realisable value (taking into account the amount of any prepayment made pursuant to Clause 15.2(b) in response to the same notice) at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require and, for this purpose, it is agreed that acceptable additional security shall include cash collateral in Dollars valued at par; and/or

(b)	prepay such part of the Loan as will eliminate the shortfall (taking into account the net realisable value of any additional security provided pursuant to Clause 15.2(a) in response to the same notice).

For the avoidance of doubt, an amount of any Revolving Advance prepaid pursuant to this Clause 15.2 (Provision of additional security; prepayment) may be reborrowed provided that the conditions precedent to drawdown set out in Clause 9 (Conditions Precedent) have been satisfied and the Borrower is, in all other respects, in compliance with the terms of this Agreement and the other Finance Documents.

Valuation of Ships

The Fair Market Value of a Ship at any date is that shown by the average of 2 valuations:

(a)	as at a date not more than 30 days previously;

(b)	by an Approved Shipbroker;

(c)	without physical inspection of that Ship;

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment;

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

The Borrower shall provide (at its own cost) the valuations of each Ship which are required to determine its Fair Market Value pursuant to this Clause 15.3 (Valuation of Ships) at the same time as the Borrower provides to the Agent the compliance certificates pursuant to paragraph (e) of Clause 11.5 (Provision of financial statements) and, after the occurrence of an Event of Default which is continuing, whenever requested by the Agent.

Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 15.2 (Provision of additional security; prepayment) and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3 (Valuation of Ships).

Valuations binding

Any valuation under Clause 15.2 (Provision of additional security; prepayment), 15.3 (Valuation of Ships) or 15.4 (Value of additional vessel security) shall be binding and conclusive as regards the Borrower and the Lenders, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest over a vessel.

Provision of information

The Borrower shall promptly provide the Agent and any shipbroker or expert acting under Clause 15.3 (Valuation of Ships) or 15.4 (Value of additional vessel security) with any information which the Agent or the shipbroker or expert may reasonably request for the purposes of its valuation.

Payment of valuation expenses

Without prejudice to the generality of the Borrower’s obligations under Clauses 20.2 (Costs of negotiation, preparation etc.), 20.3 (Costs of variations, amendments, enforcement etc.) and 21.3 (Miscellaneous indemnities), the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any shipbroker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

Application of prepayment

Clause 8 (Reduction, Repayment, Prepayment and Cancellation) shall apply in relation to any prepayment pursuant to Clause 15.2(b).

PAYMENTS AND CALCULATIONS

Currency and method of payments

All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)	in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to such account with such bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

Payment on non-Business Day

If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

Basis for calculation of periodic payments

All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

Distribution of payments to Creditor Parties

Subject to Clause 16.5 (Permitted deductions by Agent), Clause 16.6 (Agent only obliged to pay when monies received) and Clause 16.7 (Refund to Agent of monies not received):

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, a Swap Counterparty or the Security Trustee shall be made available by the Agent to that Lender, that Swap Counterparty or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender and the Swap Counterparty or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Counterparties generally shall be distributed by the Agent to each Lender and each Swap Counterparty pro rata to the amount in that category which is due to it.

Permitted deductions by Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or a Swap Counterparty, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or that Swap Counterparty under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or that Swap Counterparty to pay on demand.

Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or that Swap Counterparty any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or that Swap Counterparty until the Agent has satisfied itself that it has received that sum.

Refund to Agent of monies not received

If and to the extent that the Agent makes available a sum to the Borrower or a Lender or a Swap Counterparty, without first having received that sum, the Borrower or (as the case may be) the Lender or the Swap Counterparty concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

Agent may assume receipt

Clause 16.7 (Refund to Agent of monies not received) shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

Agent’s memorandum account

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

Accounts prima facie evidence

If any accounts maintained under Clauses 16.9 (Creditor Party accounts) and 16.10 (Agent’s memorandum account) show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, the Borrower or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 16.1 (Currency and method of payments) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by S&P or Fitch or A2 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrower or the Lender making the payment and designated as a trust account for the benefit of the Creditor Party or Creditor Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	Where the Borrower or a Lender has made a payment in accordance with this Clause 16.12 (Impaired Agent) it shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with clause 5.5 (Replacement of Agent) of the Agency and Trust Deed, the Borrower and each party which has made a payment to a trust account in accordance with this Clause 16.12 (Impaired Agent) shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 16.4 (Distribution of payments to Creditor Parties).

APPLICATION OF RECEIPTS

Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Trustee under the Finance Documents;

(b)	SECONDLY: in or towards satisfaction of any amounts then due and payable to the Creditor Parties under the Finance Documents (or any of them) in such order of application and/or such proportions as the Agent, acting with the authorisation of the Lenders, may specify by notice to the Borrower, the Security Parties and the other Creditor Parties,

(c)	THIRDLY: in retention of an amount equal to any amount not then due and payable to the Creditor Parties (other than the Swap Banks) under any Finance Document but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of paragraph (b);

(d)	FOURTHLY: in or towards satisfaction pro rata of any amount then due and payable under any Master Agreement which relates to a Designated Transaction;

(e)	FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Master Agreement which relates to a Designated Transaction but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of paragraph (d) above; and

(f)	SIXTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

Variation of order of application

The Agent may, with the authorisation of the Lenders, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 (Normal order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories.

Notice of variation of order of application

The Agent may give notices under Clause 17.2 (Variation of order of application) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

Appropriation rights overridden

This Clause 17 (Application of Receipts) and any notice which the Agent gives under Clause 17.2 (Variation of order of application) shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

APPLICATION OF EARNINGS

Earnings

The Borrower undertakes with each Creditor Party to ensure that throughout the Security Period (and subject only to the provisions of the General Assignments) all the Earnings of each Ship and proceeds under any Insurances in relation to any Ship are paid to the Earnings Account without delay or deductions Provided that the Earnings in respect of each Ship shall be available to the Borrower unless an Event of Default has occurred and is continuing.

Location of accounts

The Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Account; and

(b)	execute any documents which the Agent reasonably specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account.

EVENTS OF DEFAULT

Events of Default

An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay within 3 Business Days of the date when due or, if payable on demand, within 3 Business Days of such demand, any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 9.2 (Waiver of conditions precedent), Clause 11.2 (Title; negative pledge), Clause 11.3 (Disposal of assets), Clause 11.21 (Use of proceeds; no money laundering), Clause 11.22 (Anti-corruption law), Clause 12.2 (Maintenance of status), Clause 12.3 (No change of business), Clause 12.4 (No merger etc.), Clause 12.8 (Restrictions on dividends), Clause 12.11 (Restrictions on repayment of Qualifying Notes), Clause 12.12 (Sanctions), Clause 13 (Insurance), or Clause 15.2 (Provision of additional security; prepayment) or paragraph (c) of Clause 14.9 (Compliance with laws etc.); or

(c)	(subject to any applicable grace period in the relevant Finance Documents) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) and if, in the opinion of the Majority Lenders, such default is capable of remedy, such default continues unremedied 30 days after written notice from the Agent requesting action to remedy the same; or

(d)	any representation, warranty or statement made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in any material respect when it is made; or

(e)	any of the following occurs in relation to the Qualifying Notes or any other Financial Indebtedness of a Relevant Person in respect of $10,000,000 or more (other than in relation to the Samsung Seller’s Credit) or, as regards Financial Indebtedness arising under different documents or transactions, an aggregate amount of $10,000,000 or more (or the equivalent in another currency) excluding Financial Indebtedness in relation to the Samsung Seller’s Credit:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand nor within any applicable grace period; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event unless such termination event is being contested in good faith; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(f)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)	a Relevant Person fails to comply with or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction or any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $10,000,000 or more or the equivalent in another currency; or

(iii)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person or any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or an administration notice is given or filed in relation to a Relevant Person, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(v)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)	a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)	any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi); or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Majority Lenders, is similar to any of the foregoing; or

(g)	the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(h)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(i)	any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(j)	any event or circumstance occurs which the Majority Lenders determine has, or could reasonably be expected to have, a material adverse effect on:

(i)	the ability of the Borrower or any Security Party to perform its obligations under the Finance Documents; or

(ii)	the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of the Borrower or any of its subsidiaries; or

(k)	at any time, the Borrower is not in compliance with all material Environmental Laws relating to each Ship, its ownership, operation and management or to the business of the Borrower.

Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default which is continuing:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are terminated; and/or

(ii)	serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Counterparties are entitled to take under any Finance Document or any applicable law.

Termination of Commitments

On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall terminate.

Acceleration of Loan

On the service of a notice under Clause 19.2(a)(ii), the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

Multiple notices; action without notice

The Agent may serve notices under Clauses 19.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 (Actions following an Event of Default) if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

Notification of Creditor Parties and Security Parties

The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2 (Actions following an Event of Default); but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

Creditor Party rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or a Swap Counterparty under a Finance Document, a Master Agreement or the general law; and, in particular, this Clause is without prejudice to Clause 3.1 (Interests several).

Exclusion of Creditor Party liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

In no event shall any Creditor Party be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

Relevant Persons

In this Clause 19 (Events of Default) a “Relevant Person” means the Borrower, a Security Party or any of the Borrower’s subsidiaries, but excluding any company which is dormant and the value of whose gross assets is $5,000,000 or less.

Interpretation

In Clause 19.1(e) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(f) “petition” includes an application.

Position of Swap Counterparties

Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19 (Events of Default), to have any regard to the requirements of a Swap Counterparty except to the extent that such Swap Counterparty is also a Lender.

FEES AND EXPENSES

Fees

The Borrower shall pay to the Agent:

(a)	on the date of this Agreement or as otherwise agreed, the fees in amounts previously agreed in writing between the Agent and the Borrower;

(b)	quarterly in arrears on each 31 March, 30 June, 30 September and 31 December and on any Drawdown Date (or, if earlier, the date on which this Agreement is terminated) during the period from the date of this Agreement to the last day of the Availability Period for the Term Facility (or, if earlier, the date on which this Agreement is terminated), for the account of the Lenders, a Term Facility commitment fee at the rate of 40 per cent. of the Margin per annum on the Total Available Commitments relating to the Term Facility, for distribution among the Lenders pro rata to their Commitments relating to the Term Facility; and

(c)	quarterly in arrears on each 31 March, 30 June, 30 September and 31 December (or, if earlier, the date on which this Agreement is terminated) during the Availability Period and on the Maturity Date for the account of the Lenders, a Revolving Credit Facility commitment fee at the rate of 40 per cent. of the Margin per annum on the amount of the Total Available Commitments relating to the Revolving Credit Facility, for distribution among the Lenders pro rata to their Commitments relating to the Revolving Credit Facility, Provided that, if the Total Available Commitments relating to the Revolving Credit Facility exceed 50 per cent. of the Total Commitments relating to the Revolving Credit Facility, the Revolving Credit Facility commitment fee under this clause shall be calculated at the rate of 50 per cent. of the Margin.

Costs of negotiation, preparation etc.

The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

Costs of variations, amendments, enforcement etc.

The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Swap Banks, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 (Security Cover) or any other matter relating to such security; or

(d)	any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

Documentary taxes

The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 (Fees and Expenses) and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

INDEMNITIES

Indemnities regarding borrowing and repayment of Loan

The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the relevant Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of the applicable Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7 (Default Interest));

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19 (Events of Default);

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

Breakage costs

Without limiting its generality, Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) covers any Break Costs.

Miscellaneous indemnities

The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)	any civil penalty or fine against, and all reasonable costs and expenses (including reasonable fees of counsel and disbursements) incurred in connection with or the defence thereof by, the Agent or any other Creditor Party as a result of conduct of the Borrower or any of its partners, directors, officers, employees, agents or advisors, that violates any Sanctions; or

(c)	any other Pertinent Matter;

other than claims, expenses, liabilities and losses which are shown to have been caused by the gross negligence, dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 (Miscellaneous indemnities) covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, any Environmental Law or any Sanctions.

Currency indemnity

If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrower shall indemnify within 3 Business Days of demand the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4 (Currency indemnity), the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 (Currency indemnity) creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

Application to Master Agreements

For the avoidance of doubt, Clause 21.4 (Currency indemnity) does not apply in respect of sums due from the Borrower to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.

Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 (Indemnities) and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

Sums deemed due to a Lender

For the purposes of this Clause 21 (Indemnities), a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

NO SET-OFF OR TAX DEDUCTION

No deductions

All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

Grossing-up for taxes

Subject as provided in Clause 26.18 (Tax indemnity, tax gross-up and increased costs on assignment, transfer and change of lending office), if the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received; and

(d)	the Borrower shall, as soon as reasonably practicable after making the relevant tax deduction, deliver to the Agent a copy of the receipt from the relevant taxation authority evidencing that the tax had been paid to that authority.

Evidence of payment of taxes

Promptly, and in any event within 1 month after making any tax deduction, the Borrower shall deliver to the Agent for the Creditor Party entitled to the payment an original receipt (or certified copy thereof) satisfactory to that Creditor Party evidencing that the tax had been paid to the appropriate taxation authority.

Tax credit

A Creditor Party which has obtained (and has derived full use and benefit, on an affiliated group basis, of) a repayment or credit in respect of tax on account of which the Borrower has made an increased payment under Clause 22.2 (Grossing-up for taxes) shall pay to the Borrower a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Borrower in respect of which the Borrower made the increased payment Provided that:

(a)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)	nothing in this Clause 22.4 (Tax credit) shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)	nothing in this Clause 22.4 (Tax credit) shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment;

(d)	any allocation or determination made by a Creditor Party under or in connection with this Clause 22.4 (Tax credit) shall be conclusive and binding on the Borrower and the other Creditor Parties;

(e)	nothing in this Clause 22.4 (Tax credit) shall oblige any Creditor Party to disclose any information relating to its affairs (tax or otherwise) or those of its ultimate parent company (or any subsidiary thereof) or any computations in respect of tax; and

(f)	the Creditor Party’s tax affairs for its tax year in respect of which such credit or repayment was obtained have been finally settled.

Exclusion of tax on overall net income

In this Clause 22 (No Set-Off or Tax Deduction) “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

Value Added Tax

(a)	All amounts expressed to be payable under a Finance Document by any party to a Creditor Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Creditor Party to any part in connection with a Finance Document, that party shall pay to the Creditor Party (in additional to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires any party to reimburse a Creditor Party for any costs or expenses, that party shall also at the same time pay and indemnify the Creditor Party against all VAT incurred by the Creditor Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

Application to Master Agreements

For the avoidance of doubt, Clause 22 (No Set-Off or Tax Deduction) does not apply in respect of sums due from the Borrower to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.

FATCA

(a)	FATCA Information

(i)	Subject to paragraph (iii) below, each party to a Finance Document shall, within 10 Business Days of a reasonable request by another party to the Finance Documents:

(A)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and

(B)	supply to the requesting party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru percentage” or other information required under the U.S. Treasury regulations or other official guidance including intergovernmental agreements or treaties) as the requesting party reasonably requests for the purposes of such requesting party’s compliance with FATCA.

(ii)	If a party to any Finance Document confirms to another party pursuant to Clause 22.8(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party and the Agent reasonably promptly.

(iii)	Subclause (i) above shall not oblige any Creditor Party to do anything which would or might in its reasonable opinion constitute a breach of any law or regulation, any policy of that Creditor Party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that information required (or equivalent to the information so required) by United States Internal Revenue Service Forms W-8 or W-9 (or any successor forms) shall not be treated as confidential information of such Creditor Party for purposes of this subclause (iii).

(iv)	If a party to any Finance Document fails to confirm its status or to supply forms, documentation or other information requested in accordance with subclause (i) above (including, for the avoidance of doubt, where subclause (iii) above applies), then

(A)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(B)	if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

(b)	FATCA Gross-Up

(i)	If the Borrower is required to make a FATCA Deduction, the Borrower shall make that FATCA Deduction and shall make a payment to the IRS (or such other taxing authority as required under FATCA or any intergovernmental agreement entered into thereunder) within the time allowed and in the amount required by FATCA.

(ii)	If a FATCA Deduction is required to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any FATCA Deductions) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(iii)	The Borrower shall promptly upon becoming aware that a FATCA Deduction is required (or that there is any change in the rate or basis of a FATCA Deduction) notify the Agent accordingly. Similarly, a Creditor Party shall notify the Agent on becoming aware that a FATCA Deduction (or that a change in the rate or basis of a FATCA Deduction) may be required on a payment to such Creditor Party.

(iv)	As soon as possible and no later than within 15 days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Borrower shall deliver to the Agent for the Creditor Party entitled to the payment evidence reasonably satisfactory to that Creditor Party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the IRS (or other taxing authority as applicable).

(v)

Each Creditor Party may make any FATCA Deduction it is required to make under FATCA, and any payment required in connection with that FATCA Deduction, and no Creditor Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction. A Creditor Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another party (or that there is any change in the rate or basis of such FATCA Deduction) shall notify that party and the Agent.

(vi)	If the Agent is required to make a FATCA Deduction in respect of a payment to a Creditor Party which relates to a payment by the Borrower, the amount of the payment due from the Borrower, shall be increased to an amount which (after the Agent has made such FATCA Deduction), leaves the Agent with an amount equal to the payment which would have been made by the Agent if no FATCA Deduction had been required.

(vii)	The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Creditor Party which relates to a payment by the Borrower, as the case may be (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Borrower and the relevant Creditor Party.

(c)	FATCA Indemnity

(i)	The Borrower shall, (within 3 Business Days of demand by the Agent) indemnify each Creditor Party and pay to each such Creditor Party an amount equal to the taxes, losses, liabilities or costs which such Creditor Party determines will be or has been (directly or indirectly) suffered by such Creditor Party as a result of (1) the Borrower or any Creditor Party making a FATCA Deduction from any amounts due to such Creditor Party under the Finance Documents or (2) any taxes, penalties, interest or other amounts being asserted against or imposed on such Creditor Party by any taxing or governmental authority under FATCA in connection with any payment under the Finance Documents. This paragraph shall not apply to the extent a tax, loss, liability or cost is compensated for by an increased payment under Clause 22.8(b)(ii) or 22.8(b)(vi) above.

(ii)	A Creditor Party making, or intending to make, a claim under subclause (i) above shall promptly notify the Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	No Double FATCA Indemnity

Any amount actually paid by the Borrower under Clause 22.8(b)(ii) or (vi) or Clause 22.8(c)(i) shall not also be paid or indemnified under Clauses 22.2 (Grossing-up for taxes), 22.4 (Tax credit) or 24.4 (Payment of increased costs).

(e)	FATCA Mitigation

(i)	If a FATCA Deduction is or will be required to be made by the Borrower or the Agent under Clause 22.8(b) in respect of a payment to any FATCA Non-Exempt Lender, the Borrower may (but shall not be required to), in addition to making any FATCA Deductions already required and any associated gross-up and indemnity payments under this Clause 22.8 (FATCA), not later than the second Repayment Date following a notice given under Clauses 22.8(b)(iii) or 22.8(c)(i) elect to either:

(A)	prepay in full the Contribution of the FATCA Non-Exempt Lender in accordance with and subject to the conditions of Clauses 8.12 (Amounts payable on prepayment) and 8.14 (Reborrowing) upon 30 days’ written notice to the Agent and such FATCA Non-Exempt Lender, specifying the amount to be prepaid, the date on which the prepayment is to be made and the basis for the FATCA Deduction, or

(B)	if no Event of Default or Potential Event of Default has occurred, nominate one or more Transferee Lenders who would meet the requirements of

Clause 26.2 (Transfer by a Lender) of the Loan Agreement and who upon becoming a Lender would be an Exempt FATCA Party, by notice in writing to the Agent and the FATCA Non-Exempt Lender specifying the terms of the proposed transfer, and, subject to subclause (ii) below, cause such Transferee Lender(s) to purchase, in accordance with Clause 26 (Transfers and Changes in Lending Offices), all of the FATCA Non-Exempt Lender’s Contribution and Commitment.

(ii)	If the Borrower elects to nominate one or more Transferee Lenders under Clause 22.8(e)(i)(B), the relevant FATCA Non-Exempt Lender shall transfer its Contribution and Commitment to such Transferee Lender(s), but only after such FATCA Non-Exempt Lender has received one or more payments from the Borrower and such Transferee Lender(s) in an aggregate amount at least equal to the aggregate outstanding Contribution of such FATCA Non-Exempt Lender, together with accrued interest thereon to the date of payment of such Contribution and all other amounts payable to such FATCA Non-Exempt Lender under the Loan Agreement.

ILLEGALITY, ETC.

Illegality

This Clause 23 (Illegality, etc.) applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation and/or contrary to or declared by any Sanctions Authority to be contrary to Sanctions,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

Notification of illegality

The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 (Illegality) which the Agent receives from the Notifying Lender.

Prepayment; termination of Commitment

On the Agent notifying the Borrower under Clause 23.2 (Notification of illegality), the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 (Illegality) as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 8 (Reduction, Repayment, Prepayment and Cancellation).

Mitigation

If circumstances arise which would result in a notification under Clause 23.1 (Illegality) then, without in any way limiting the rights of the Notifying Lender under Clause 23.3 (Prepayment; termination of Commitment), the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

INCREASED COSTS

Increased costs

This Clause 24 (Increased Costs) applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income);

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(c)	compliance with the implementation by the applicable authorities of the matters set out in Basel III, CRD IV or CRR and the continuing application of the same,

the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

Meaning of “increased cost”

In this Clause 24 (Increased Costs), “increased cost” means, in relation to a Notifying Lender:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to its Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) or by Clause 22 (No Set-Off or Tax Deduction) or an item arising directly out of the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, substantially in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its affiliates) Provided that the exclusion in this paragraph shall not include Basel III irrespective of whether this is implemented or applied pursuant to Basel II.

For the purposes of this Clause 24.2 (Meaning of “increased cost”) the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

Notification to Borrower of claim for increased costs

The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1 (Increased costs) and there shall then be a 60 day consultation period for the Borrower and Notifying Lender to discuss the particular increased cost and amount to be paid to the Notifying Lender.

Payment of increased costs

Unless something to the contrary is agreed by the Borrower and the Notifying Lender during the 60 day consultation period referred to in 24.3 (Notification to Borrower of claim for increased costs), the Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

Notice of prepayment

If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4 (Payment of increased costs), the Borrower may give the Agent not less than 5 Business Days’ notice of its intention to prepay the Notifying Lender’s Contribution or to procure a Transferee Lender.

Prepayment; termination of Commitment

A notice of prepayment under Clause 24.5 (Notice of prepayment) shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the applicable Margin and any Mandatory Costs.

Application of prepayment

Clause 8 (Reduction, Repayment, Prepayment and Cancellation) shall apply in relation to the prepayment.

SET-OFF

Application of credit balances

Each Creditor Party may, at any time after the occurrence of an Event of Default which is continuing, without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1 (Application of credit balances); and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

Sums deemed due to a Lender

For the purposes of this Clause 25 (Set-Off), a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

No Security Interest

This Clause 25 (Set-Off) gives the Creditor Parties a contractual right of set-off only and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

TRANSFERS AND CHANGES IN LENDING OFFICES

Transfer by Borrower

The Borrower may not, without the consent of the Agent given on the instructions of all the Lenders, transfer or assign any of its rights, liabilities or obligations under any Finance Document.

Transfer by a Lender

Subject to Clause 26.4 (Effective Date of Transfer Certificate), a Lender (the “Transferor Lender”) may, at its own cost, with the prior written consent of the Borrower (not to be unreasonably withheld or delayed, it being agreed that if the Borrower does not respond within 10 Business Days of receipt of any written request for its consent, the Borrower’s consent shall be deemed to have been given on the following Business Day) and the Agent or without the consent of the Borrower if an Event of Default has occurred and is continuing, cause:

(a)	its rights in respect of all or pro rata parts of its Contribution; or

(b)	its obligations in respect of all or pro rata parts of its Commitment; or

(c)	a combination of (a) and (b);

to be (in the case of its rights) transferred or assigned to, or (in the case of its obligations) assumed by, another bank (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 5 (Transfer Certificate) with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender Provided that a Lender may make such transfer or assignment to any wholly owned subsidiary of it, to its parent company or to another subsidiary of its parent company without the consent of the Borrower or the Agent and the fee referred to in Clause 26.11 (Registration fee) shall not apply in relation to any such transfer or assignment.

Without prejudice to the foregoing, any such transfer or assignment by a Lender shall be subject to the following further conditions:

(i)	the amount of the Contribution and/or Commitment of the Lender which is to be transferred or assignment shall not be less than $5,000,000 or, if less, the remaining amount of its Contribution and Commitment, unless the Agent agrees otherwise;

(ii)	where no Event of Default has occurred and is continuing, the Agent shall approve the transfer or assignment (such approval not to be unreasonably withheld);

(iii)	payment of the fee in accordance with Clause 26.11 (Registration fee).

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Deed.

Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders and each of the Swap Banks;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b).

Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 (Transfer Certificate, delivery and notification) on or before that date.

No transfer without Transfer Certificate

No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

Lender re-organisation; waiver of Transfer Certificate

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with a Contribution and Commitment of the amounts specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the Transferor Lender’s title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 (Market disruption) and Clause 20 (Fees and Expenses), and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

Maintenance of register of Lenders

During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4 (Effective Date of Transfer Certificate)) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days prior notice.

Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

Authorisation of Agent to sign Transfer Certificates

The Borrower, the Security Trustee, each Lender and each Swap Bank irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

Registration fee

In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $3,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

Sub-participation; subrogation assignment

(a)	A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, any Security Party, the Agent or the Security Trustee and (where an Event of Default has occurred and is continuing) the Borrower. Where no Event of Default has occurred and is continuing the Borrower’s consent to such sub-participation shall be required, such consent not to be unreasonably withheld or delayed.

(b)	The Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

Disclosure of information

A Lender may disclose to a potential Transferee Lender or sub-participant any information which that Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly Confidential Information. Without prejudice to the foregoing, a Lender may disclose any Confidential Information delivered by the Borrower hereunder and such other information in relation to the Borrower and its subsidiaries which it may obtain pursuant to this Agreement:

(a)	to authorities in any other countries where that Lender, its subsidiaries, branches and representative officers or any other entity of that Lender are represented:

(i)	where such authority has requested information from the relevant entity of that Lender; and

(ii)	such disclosure is required by law, regulation or administrative order in order for that Lender to meet its legal requirements relating to reduction and/or prevention of money laundering, terrorism or corruption; or

(b)	to a potential Transferee Lender or sub-participant if such person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information.

Change of lending office

A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

Notification

On receiving such a notice, the Agent shall notify the Borrower, each other Security Party and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

Replacement of Reference Bank

If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 (Interest) then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 26 (Transfers and Changes in Lending Offices), each Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

Tax indemnity, tax gross-up and increased costs on assignment, transfer and change of lending office

If:

(a)	a Lender assigns or transfers any rights or obligations under the Finance Documents pursuant to Clause 26.2 (Transfer by a Lender) or changes its lending office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs the Borrower would be obliged to make a payment to the Transferee Lender or Lender acting through its new lending office under Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) in respect of any tax, Clause 22 (No Set-Off or Tax Deduction) or Clause 24 (Increased Costs),

then the Transferee Lender or the Lender acting through its new lending office is only entitled to receive payment under those Clauses to the same extent as the Transferor Lender or the Lender acting through its previous lending office would have been if the assignment, transfer or change had not occurred.

Replacement of Lender by Borrower

The Borrower may, at any time unless a Potential Event of Default or Event of Default has occurred and is continuing in respect of:

(a)	a Lender whose costs of funds charged to the Borrower are (in the Borrower’s reasonable opinion) materially higher than those of the other Lenders generally;

(b)	a Lender which is a Defaulting Lender; or

(c)	a Lender which is a Non-Consenting Lender,

by giving 10 Business Days’ notice to the Agent and that Lender (the “Outgoing Lender”) replace the Outgoing Lender by requiring it to (and the Outgoing Lender must) transfer in accordance with Clause 26 (Transfers and Changes in Lending Offices) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank (a “Replacement Lender”) selected by the Borrower and (unless the Agent is an Impaired Agent) which is acceptable to the Agent (acting reasonably) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of the Outgoing Lender’s Contribution and all accrued interest, break costs and other amounts payable in relation to that Contribution under this Agreement and the other Finance Documents.

Any transfer of rights and obligations of an Outgoing Lender under this Clause is subject to the following conditions:

(i)	neither the Agent nor the Outgoing Lender will have any obligation to the Borrower to find a Replacement Lender;

(ii)	the transfer must take place no later than 10 Business Days after the Borrower’s notice referred to above;

(iii)	in no event will the Outgoing Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Outgoing Lender under this Agreement and the other Finance Documents; and

(iv)	the Outgoing Lender shall only be obliged to transfer its rights and obligations under this Clause once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer and the Outgoing Lender shall perform the checks described in this paragraph (iv) above as soon as reasonably practicable following delivery of a notice referred to in this Clause and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

VARIATIONS AND WAIVERS

Variations, waivers etc. by Majority Lenders

Subject to Clause 27.2 (Variations, waivers etc. requiring agreement of all Lenders), a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

The consent of the Borrower or any Security Party shall not be required to any amendment or variation to a Finance Document if such amendment or variation does not, in the opinion of the Agent (acting reasonably), materially and adversely affect the rights or interests of the Borrower or the Security Parties.

Variations, waivers etc. requiring agreement of all Lenders

However, as regards the following, Clause 27.1 (Variations, waivers etc. by Majority Lenders) applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a reduction in the Margin or change to the definition of LIBOR;

(b)	a change to the date for, the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)	a change to any Lender’s Commitment;

(d)	a change to the definition of “Majority Lenders” or “Finance Documents”;

(e)	a change to the preamble or to Clause 2 (Facility), Clause 3 (Position of the Lenders and Swap Banks), Clause 4 (Drawdown), Clause 5.1 (Payment of normal interest), paragraph (b) of Clause 16.1 (Currency and method of payments), Clause 17 (Application of Receipts), Clause 18 (Application of Earnings) or Clause 30 (Law and Jurisdiction);

(f)	any amendment or waiver if the Agent or a Lender in its sole discretion believes that it may constitute a “material modification” within the meaning of FATCA that may result (directly or indirectly) in any party to any Finance Document being required to make a FATCA Deduction;

(g)	any amendment to or waiver of any provisions in any of the Finance Documents which relate to Sanctions;

(h)	a change to this Clause 27 (Variations and Waivers);

(i)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document;

(j)	a change to the identity of the Borrower; and

(k)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 27.1 (Variations, waivers etc. by Majority Lenders) and 27.2 (Variations, waivers etc. requiring agreement of all Lenders), no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

NOTICES

General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

Addresses for communications

A notice shall be sent:

(a)	to the Borrower:	de Gerlachekaai 20
B-2000 Antwerp
Belgium

Fax No: 32 3 247 4409
Attn: Finance Director

(b)	to a Lender:	At the address below its name in Schedule 1 (Lenders and Commitments) or (as the case may require) in the relevant Transfer Certificate.

(c)	to a Swap Bank:	At the address below its name in Schedule 2 (Swap Banks).

(d)	to the Agent and the Security Trustee:	Ops & IT Banking/Wholesale Lending Operations/Agency Locationcode AMP N.04.046 PO Box 1800 1000 BV Amsterdam

The Netherlands

Fax No: +31 20 5658226
Attn: Reina Kroon

Credit matters:
Locationcode AMP D.06.007
PO Box 1800
1000 BV Amsterdam

The Netherlands

Email#1: harry.schuil@ingbank.com

Email#2: remco.steger@ingbank.com

Fax No: +31 20 5658226
Attn: Harry Schuil

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Swap Banks and the Security Parties.

Effective date of notices

Subject to Clauses 28.4 (Service outside business hours) and 28.5 (Illegible notices):

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

Service outside business hours

However, if under Clause 28.3 (Effective date of notices) a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 28.5 (Illegible notices) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

Illegible notices

Clauses 28.3 (Effective date of notices) and 28.4 (Service outside business hours) do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

Electronic communication

Any communication to be made between the Agent and another Creditor Party or the Borrower under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including by way of the Agent’s Intralinks system), if the Agent and the relevant Creditor Party or the Borrower:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Agent and another Creditor Party or the Borrower will be effective only when actually received in readable form and, in the case of any electronic communication made by a Creditor Party or the Borrower to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

All Creditor Parties confirm that they have consented to the use of the Agent’s Intralinks systems as an accepted method of communication under or in connection with the Finance Documents and agree that the Intralinks system (or another electronic collaborative website) will be the primary method of communication between the Agent and the other Creditor Parties. The Creditor Parties acknowledge that a communication via Intralinks (or such other electronic collaborative website) will be effective once the communication is posted (in a readable form) to Intralinks (or such other electronic collaborative website) by the Agent.

English language

Any notice under or in connection with a Finance Document shall be in English.

Meaning of “notice”

In this Clause 28 (Notices), “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

SUPPLEMENTAL

Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

Counterparts

A Finance Document may be executed in any number of counterparts.

Third Party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

LAW AND JURISDICTION

English law

This Agreement (other than Clause 3.5 (Security Trustee as joint and several creditor) and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law. Clause 3.5 (Security Trustee as joint and several creditor) shall be governed by, and construed in accordance with, Belgian law.

Exclusive English jurisdiction

Subject to Clause 30.3 (Choice of forum for the exclusive benefit of the Creditor Parties), the courts of England shall have exclusive jurisdiction to settle any Dispute.

Choice of forum for the exclusive benefit of the Creditor Parties

Clause 30.2 (Exclusive English jurisdiction) is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

Process agent

The Borrower irrevocably appoints Euronav (UK) Agencies Limited at its registered office for the time being, presently at Moreau House, 3rd Floor, 116 Brompton Road, London SW3 1JJ, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

Creditor Party rights unaffected

Nothing in this Clause 30 (Law and Jurisdiction) shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

Meaning of “proceedings”

In this Clause 30 (Law and Jurisdiction), “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Term Commitment ($)	Revolving Commitment ($)	Total Commitment ($)

ING Bank N.V.	Bijlmerplein 888 1000BV Amsterdam The Netherlands Tel: +31 20 56 39102 Credit Matters: H.Schuil AMPD06.007 Bijlmerplein 888 1000 BV Amsterdam The Netherlands Tel: +31 20 56 39102 Fax: +31 20 56 58211 Email: harry.schuil@ingbank.com Operations/administrations: C.D. van der Laan / L.R.M. Wester Tel: +31 20 576 8152 / +31 20 576 0234 Email: execution.sf.team1@ingbank.com	32,752,942	25,247,058	58,000,000

Citibank NA, London Branch	Citigroup Centre Canada Square London E14 5LB Credit Matters: Vassilios Maroulis 33 Canada Square London Tel: 0207 986 4490 Email: Vassilios.n.maroulis@citi.com Timothy Soe 33 Canada Square London Tel: 0207 508 6030 Fax: 0203 320 2438 Email: Timothy.soe@citi.com Kristie Thornhill 33 Canada Square London Tel: 0207 508 4012 Email: Kristie.Thornhill@citi.com	23,604,706	18,195,294	41,800,000

Lender	Lending Office	Term Commitment ($)	Revolving Commitment ($)	Total Commitment ($)

Operations/administrations:

Citibank International Plc Poland Branch

Loans Operations Department

8 CHALUBINSKIEGO Str.

6th Floor, Warsaw 00-613

Poland

Renata Holboj

Tel: 0048 22 690 3229

Email: renata.holboj@citi.com

Wiktor Susicki

Tel: 0048 22 692 9079

Email: wiktor.susicki@citi.com

Tamara Chlosta

Tel: 0048 22 657 7195

Email: tamara.chlosta@citi.com

Anna Milesiewicz

Tel: 0048 22 657 7969

Email: anna.malgorzata.cilesiewicz@citi.com

Katarzyna Paduchowska

Tel: 0048 22 657 7872

Email: katarzyna.paduchowska@citi.com

Anita Wróblewska-Rączka

Tel: 0048 22 692 9905

Email: anita.maria.wroblewskaraczka@citi.com

Weronika Leśniak

Tel: 0048 22 657 7856

Email: weronika.lesniak@citi.com

Marta Piróg

Tel: 0048 22 657 7543

Email: marta.pirog@citi.com

Fax: +44 207 942 7512/0044 207 655 2380

cibuk.loans@citi.com

Lender	Lending Office	Term Commitment ($)	Revolving Commitment ($)	Total Commitment ($)

	Sankt Annae Plads 3,	23,604,706	18,195,294	41,800,000
Danish Ship Finance A/S (Danmarks Skibskredit A/S)

1250 Copenhagen K,

Denmark

Tel: +45 33 33 93 33

Fax: +4533339666

Credit Matters:

Morten Müller

Sankt Annae Plads 3,

DK-1250 Copenhagen K,

Denmark

Tel: +45 33 33 93 33

Fax: +45 33 33 96 66

Email: mul@shipfinance.dk

Operations/Administrations:

Morten Müller / Tabita Falk Thorsen,

Loan Admin

Sankt Annae Plads 3,

DK-1250 Copenhagen K,

Denmark

Tel: +45 33 33 93 33

Email: mul@shipfinance.dk /

tft@shipfinance.dk /

loanadmin@shipfinance.dk

Lender	Lending Office	Term Commitment ($)	Revolving Commitment ($)	Total Commitment ($)

DNB Bank ASA, London Branch	8th Floor, The Walbrook Building 25 Walbrook London EC4N 8AF Tel: +44 (0) 207 621 1111 Fax: +44 (0) 207 283 6931 Documentation and Signing: Kay Newman Tel: +44 (0) 207 621 6040 Email: kay.newman@dnb.no Credit Matters: Hugues Calmet Tel: +44 (0) 207 621 6116 Email: hugues.calmet@dnb.no Operations/Administrations: Sarah Sanders Tel: +44 (0) 207 621 6092 Fax: +44 (0) 207 283 5935 Email: sarah.sanders@dnb.no	23,604,706	18,195,294	41,800,000

KBC Bank NV	Havenlaan 2 1080 Brussels Belgium Credit Matters: KBC Bank, BC Antwerp Corporate Branch Eiermarkt 20 2000 – Antwerp Belgium Koen Struyf / Dennis Ideler Tel: +32 3 202 90 81 / +32 3 202 92 33 Fax: +32 3 202 92 72 E-mail: koen.struyf@kbc.be / dennis.ideler@kbc.be Operations / Administrations: Tamara Demarrez / Guido Lenaerts Tel: +32 2 429 08 20 / +32 2 429 42 76 Email: creditadmin.br2@kbc.be	23,604,706	18,195,294	41,800,000

Lender	Lending Office	Term Commitment ($)	Revolving Commitment ($)	Total Commitment ($)

Belfius Bank SA/NV	Boulevard Pachéco 44 100 Brussels Belgium Tel: +32 2 222 11 11 Credit Matters: Erik de Witte Tel: +32 2 222 66 26 Email: Erik.DeWitte@Belfius.be Operations/Administrations Nikolaas Poppe/Katrien De Schepper Tel: +32 2 222 76 20/+32 2 222 20 69 Fax: +32 2 222 79 80 Email: nikolaas.poppe@belfius.be / katrien.deschepper@belfius.be	15,021,176	11,578,824	26,600,000

BNP Paribas Fortis SA/NV	3, Montagne du Parc/1KB1A, 1000 Brussels, Belgium Geert Sterck Tel: +32 2 565 2355 Fax: +32 2 565 3403 Email: geert.sterck@bnpparibasfortis.com Laura Falzone Tel: +32 2 312 07 30 Fax: +32 2 565 3403 Email: laura.falzone@bnpparibasfortis.com Credit Matters: Julia Andrieu 16 Rue de Hanovre, 75078 Paris CEDEX 2 France Tel: +33 1 42 98 79 45 Fax: +33 1 42 98 61 66 Email: julia.andrieu@bnpparibas.com Valérie Du Bois 3, Montagne du Parc/1KB3D, 1000 Brussels, Belgium Tel: +32 2 565 2510 Fax: +32 2 565 9593 Email: valerie.du.bois@bnpparibasfortis.com	15,021,176	11,578,824	26,600,000

Lender	Lending Office	Term Commitment ($)	Revolving Commitment ($)	Total Commitment ($)

Dirk Janssens

3, Montagne du Parc/1KB3D,

1000 Brussels,

Belgium

Tel: +32 2 565 9763

Fax: +32 2 565 0799

Email: dirk.j.janssens@bnpparibasfortis.com

Operations / Administrations:

Geert Sterck

3, Montagne du Parc/1KB1A,

1000 Brussels,

Belgium

Tel: +32 2 565 2355

Fax: +32 2 565 3403

Email: geert.sterck@bnpparibasfortis.com

Laura Falzone

3, Montagne du Parc/1KB1A,

1000 Brussels,

Belgium

Tel: +32 2 312 07 30

Fax: +32 2 565 3403

Email: laura.falzone@bnpparibasfortis.com / bruxelles_bo_export_project_finance.cib@bnpparibasfortis.com

Deutsche Bank AG Filiale Deutschlandgeschäft	Adolphsplatz 7, 20457 Hamburg, Germany Tel: +49 40 3701 3937 Fax: +49 40 3701 4550 Documentation and Signing: Stephen Vetter, Coverage Shipping Tel: +49 40 3701 4646 Fax: +49 40 3701 4550 Email: stephan.vetter@db.com	19,764,706	15,235,294	35,000,000

Lender	Lending Office	Term Commitment ($)	Revolving Commitment ($)	Total Commitment ($)

Credit Matters:

Gordon Böhm, CRM Shipping

Tel: +49 40 3023 2631

Fax: +49 40 3701 4649

Email: Gordon.boehm@db.com

Operations/Administrations:

Anja Eggert, Loan Admin Shipping

Sachsenstrasse 11

20097 Hamburg

Germany

Tel: +49 40 3023 2631

Fax: +49 40 3023 1738

Email: loan.admin-shipping-hh@db.com

ITF International Transport Finance Suisse AG	Wasserwerkstrasse 12 8006 Zurich Switzerland Credit Matters: Natalja Formuzala Tel +41 44 365 6113 Fax +41 44 365 6213 | Natalja.Formuzala@itf-suisse.com Operations/Administrations: George Kyriakatos Tel +41 44 365 6122 / Fax +41 44 365 6299 TLS.Zurich@itf-suisse.com	15,021,176	11,578,824	26,600,000

SCHEDULE 2

SWAP BANKS

Swap Bank	Booking Office

Belfius Bank SA/NV	Dennis Van Landeghem Pachecolaan 44 B – 1000 Brussels Tel: +32 (0) 2 222 71 16 Email: dennis.vanlandeghem@belfius.be

DNB Bank ASA, London Branch	20 St. Dunstan’s Hill London EC3R 8HY UK Tel +44 207 621 1111 Fax +44 207 626 5956 Attn: Shipping, Offshore & Logistics Department

ING Bank N.V.	Bijlmerplein 888 1000BV Amsterdam The Netherlands Tel: +31 20 56 39102 Email: tba

KBC Bank NV	Havenlaan 2 1080 Brussels Belgium Attn: Mr. Joris Vermeulen Tel: +32 2 417 49 61

SCHEDULE 3

DRAWDOWN NOTICE

To:	ING Bank N.V.
[address]

Attn:	Loans Administration

[—]

DRAWDOWN NOTICE

1	We refer to the loan agreement (the “Loan Agreement”) dated [—] 2014 and made between ourselves, as Borrower, the Arrangers, the Lenders referred to therein, the Swap Banks referred to therein, yourselves as Bookrunner, Agent and Security Trustee in connection with a loan facility of US$340,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow an Advance under the [Term Facility in relation to m.v. [—]] [Revolving Credit Facility] as follows:

(a)	Amount: US$[—];

(b)	Drawdown Date: [—];

(c)	Duration of the first Interest Period shall be [—] months;

(d)	Payment instructions: account of [—] and numbered [—] with [—] of [—].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 (Representations and Warranties) of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Advance.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

[Name of Signatory]

for and on behalf of EURONAV NV

SCHEDULE 4

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents and fees referred to in Clause 9.1(a).

1	A duly executed original of this Agreement, the Agency and Trust Deed, and the Account Pledge (and in each case, of each document required to be delivered by its terms).

2	Copies of the certificate of incorporation and constitutional documents of the Borrower and each Security Party.

3	In each case if required for the provisions of the legal opinions referred to in paragraph 13, copies of the resolutions of the directors and shareholders of the Borrower and each Security Party authorising the execution of each of the Finance Documents and any Master Agreements to which the Borrower or Security Party (as the case may be) is a party.

4	The original of any power of attorney under which any Finance Document or any Master Agreement is to be executed on behalf of the Borrower or a Security Party.

5	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Account.

6	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document, or the Framework Agreement or any MOA.

7	Copies of the Framework Agreement and of all documents signed or issued by the Borrower, any Security Party or the Seller (or any of them) under or in connection with it.

8	Such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution by the relevant Seller of the Framework Agreement and of all documents to be executed by the Sellers under the Framework Agreement.

9	Documentary evidence that the agent for service of process named in Clause 30 (Law and Jurisdiction) has accepted its appointment.

10	The Agent and Lenders have been provided with all information and documentation they have requested in order to carry out and be reasonably satisfied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated by this Agreement and to satisfy all internal compliance policies of the Agent and the Lenders in relation to “know you customer” requirements.

11	The Agent has received all fees pursuant to the fee letter or letters separately agreed between the Borrower and the Agent.

12	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of England, Belgium, The Netherlands and such other relevant jurisdictions as the Agent may require.

Each copy document delivered under this Schedule 4 shall be certified as a true and up to date copy by a director or secretary (or equivalent officer) or an attorney-in-fact of the Borrower.

PART B

The following are the documents referred to in Clause 9.1(b).

1	A duly executed original of the Mortgage, the Deed of Covenant (if applicable) and the General Assignment in relation to the each Existing Ship and, if any Master Agreement has been or will be entered into on or prior to the Drawdown Date, the original of a Master Agreement Assignment in relation to such Master Agreement (and of each document required to be delivered by their respective terms).

2	Evidence that any existing Security over the Existing Ships (including any mortgages) has been released.

3	In each case if required for the provisions of the legal opinions referred to in paragraph 10, copies of the resolutions of the directors and shareholders of the Borrower authorising the execution of the Finance Documents and any Master Agreement entered into on or prior to the Drawdown Date.

4	The original of any power of attorney under which any Finance Document or any Master Agreement is to be executed on behalf of the Borrower.

5	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document or any Master Agreement entered into on or prior to the Drawdown Date not already provided under Part A of this Schedule.

6	The Agent and Lenders have been provided with all information and documentation they have requested in order to carry out and be reasonably satisfied with all further necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated by this Agreement and to satisfy all internal compliance policies of the Agent and the Lenders in relation to “know you customer” requirements.

7	Documentary evidence that:

(a)	each Existing Ship is definitively and permanently registered in the name of the Borrower under the relevant Approved Flag;

(b)	each Existing Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;

(c)	each Existing Ship maintains class acceptable to the Agent free of all overdue recommendations and conditions of an Approved Classification Society;

(d)	the Mortgage in relation to each Existing Ship has been duly registered against such Ship as a valid first priority or preferred (as the case may be) ship mortgage in accordance with the laws of the relevant Approved Flag; and

(e)	each Existing Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

8	Documents establishing that each Existing Ship is managed by the Approved Manager on terms acceptable to the Lenders, together with:

(a)	the Manager’s Undertaking in respect of the Ship; and

(b)	copies of the relevant Approved Manager’s Document of Compliance and of each Existing Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires) and of each Existing Ship’s ISSC.

9	Valuations of each Existing Ship to determine its Fair Market Value, addressed to the Agent and the Lenders, stated to be for the purposes of this Agreement and dated not earlier than the date falling 30 days prior to the Drawdown Date and obtained in accordance with Clause 15 (Security Cover) and showing that upon the drawdown of Advances relating to the Existing Ships, the Borrower will be in compliance with Clause 15 (Security Cover).

10	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of England, Belgium and, if a different jurisdiction, the country where each Existing Ship is registered and such other relevant jurisdictions as the Agent may require.

11	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Existing Ships as the Agent may require.

12	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each copy document delivered under this Schedule 4 shall be certified as a true and up to date copy by a director or secretary (or equivalent officer) or an attorney-in-fact of the Borrower.

PART C

The following are the documents referred to in Clause 9.1(c). References to the “Ship” mean the particular Acquisition Ship to which the Advance relates.

1	A duly executed original of the Mortgage, the Deed of Covenant (if applicable) and the General Assignment in relation to the Ship and, if any Master Agreement has been or will be entered into on or prior to the Drawdown Date, the original of a Master Agreement Assignment in relation to such Master Agreement (and of each document required to be delivered by their respective terms).

2	In each case if required for the provisions of the legal opinions referred to in paragraph 11, copies of the resolutions of the directors and shareholders of the Borrower authorising the execution of the Finance Documents and of any Master Agreement entered into on or prior to the relevant Drawdown Date.

3	The original of any power of attorney under which any Finance Document or Master Agreement is to be executed on behalf of the Borrower.

4	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document, any Master Agreement entered into on or prior to the Drawdown Date or any MOA not already provided under Parts A or B of this Schedule.

5	The Agent and Lenders have been provided with all information and documentation they have requested in order to carry out and be reasonably satisfied with all further necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated by this Agreement and to satisfy all internal compliance policies of the Agent and the Lenders in relation to “know you customer” requirements.

6	Documentary evidence that:

(a)	the Ship is definitively and permanently registered in the name of the Borrower under the relevant Approved Flag;

(b)	the Ship is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;

(c)	the Ship maintains class acceptable to the Agent free of all overdue recommendations and conditions of an Approved Classification Society;

(d)	the Mortgage in relation to it has been duly registered against the Ship as valid first priority or preferred (as the case may be) ship mortgage in accordance with the laws of the relevant Approved Flag; and

(e)	the Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

7	Documents establishing that the Ship will, as from the relevant Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lenders, together with:

(a)	the Manager’s Undertaking in respect of the Ship; and

(b)	copies of the relevant Approved Manager’s Document of Compliance and of the Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires) and the Ship’s ISSC.

8	A valuation of the Ship to determine its Fair Market Value, addressed to the Agent and the Lenders, stated to be for the purposes of this Agreement and dated not earlier than the date falling 30 days prior to the Drawdown Date for the Advance and obtained in accordance with Clause 15 (Security Cover) and showing that upon the drawdown of the Advance, the Borrower will be in compliance with Clause 15 (Security Cover).

9	Copies of the relevant MOA and of all documents signed or issued by the Borrower or the Seller under or in connection with it.

10	Such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution by the relevant Seller of each MOA and of all documents to be executed by the Sellers under the relevant MOA.

11	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of England, Belgium and, if a different jurisdiction, the country where the Ship is to be registered and such other relevant jurisdictions as the Agent may require.

12	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the relevant Ship as the Agent may require.

13	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each copy document delivered under this Schedule 4 shall be certified as a true and up to date copy by a director or secretary (or equivalent officer) or an attorney-in-fact of the Borrower.

SCHEDULE 5

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	[Name of Agent] for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee, each Lender, each Swap Bank and each Arranger, as defined in the Loan Agreement referred to below.

1	This Certificate relates to a loan agreement (the “Loan Agreement”) dated [—] 2014 and made between (1) Euronav NV (the “Borrower”), (2) the banks and financial institutions named therein as Lenders, (3) the banks and financial institutions named therein as Swap Banks, (4) the Arrangers as defined therein and (5) ING Bank N.V. as Bookrunner, Agent and Security Trustee for a loan facility of US$340,000,000.

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

“Relevant Parties” means the Agent, the Borrower, each Security Party, the Security Trustee, each Arranger and each Lender and each Swap Bank;

“Transferor” means [full name] of [lending office]; and

“Transferee” means [full name] of [lending office].

3	The effective date of this Certificate is [—] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [—] per cent. of its Contribution, which percentage represent $[—].

5	By virtue of this Transfer Certificate and Clause 26 (Transfers and Changes in Lending Offices) of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amount to $[—] [from [—] per cent. of its Commitment, which percentage represent $[—]], and the Transferee acquires a Commitment of $[—].

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 (Transfers and Changes in Lending Offices) of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 (Transfers and Changes in Lending Offices) of the Loan Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and

(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each other Finance Document;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, any Arranger, any Lender or any Swap Bank in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective,

(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, any Arranger, any Lender or any Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11

The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

12	The Transferee confirms to the Transferor and each of the Creditor Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in the Loan and has not relied exclusively on any information provided to it by the Transferor or any other Creditor Party in connection with any Finance Document or the Security Interests created by the Finance Documents; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities throughout the Security Period.

13	The Transferor makes no representation or warranty and assumes no responsibility to the Transferee for the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document and any representations or warranties implied by law are excluded.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself as Agent and for every other Relevant Party

[Name of Agent]

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Telex:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Telex:

Fax:

Account for payments:

Note:	This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 6

DETAILS OF SHIPS

PART A

EXISTING SHIPS

Ship name	Built	Flag	Maximum Revolving Advance	Maximum Term Advance	Maximum aggregate Advances per Existing Ship
CAP FELIX	2008	Belgian	$13,155,556	$17,066,667	$30,222,223
CAP THEODORA	2008	Greek	$13,155,556	$17,066,667	$30,222,223
FELICITY	2009	Belgian	$13,977,778	$18,133,333	$32,111,111
FRATERNITY	2009	Belgian	$13,977,778	$18,133,333	$32,111,111

PART B

ACQUISITION SHIPS

Ship name		Built	Flag	Maximum Revolving	Maximum Term	Maximum aggregate Advance per
Prior to acquisition by the Borrower	To be named			Advance	Advance	Acquisition Ship
MAERSK HAKATA	HAKATA	2010	French	$21,925,926	$28,444,444	$50,370,370
MAERSK HAKONE	HAKONE	2010	Greek	$21,925,926	$28,444,444	$50,370,370
MAERSK HIRADO	HIRADO	2011	Greek	$23,570,370	$30,577,778	$54,148,148
MAERSK HOJO	HOJO	2013	Belgian	$26,311,110	$34,133,334	$60,444,444

SCHEDULE 7

DESIGNATION NOTICE

To:	ING Bank N.V.

[date]

Dear Sirs

Loan Agreement dated [—] 2014 made between (i) Euronav NV as Borrower, (ii) the Lenders as referred to therein, (iii) the Swap Banks as referred to therein, (iv) the Arrangers as referred to therein and (v) yourselves as Bookrunner, Agent and Security Trustee for a loan facility of up to US$340,000,000 (the “Loan Agreement”)

We refer to:

1	the Loan Agreement;

2	the Master Agreement dated as of [—] made between [—] [and [—]]; and

3	a Confirmation delivered pursuant to the said Master Agreement dated [—] and addressed by [—] to [—].

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully

for and on behalf of	for and on behalf of
EURONAV NV	[SWAP BANK]

SCHEDULE 8

FORM OF CERTIFICATE OF COMPLIANCE

To:	ING Bank N.V.

From:	Euronav NV

[Date]

OFFICER’S CERTIFICATE

This Certificate is rendered pursuant to clause 11.5(e) of the loan agreement dated [—] 2014 (the “Loan Agreement”) and entered into between (i) Euronav NV as Borrower, (ii) the banks and financial institutions listed in Schedule 1 therein as Lenders, (iii) the banks and financial institutions listed in Schedule 2 therein as Swap Banks, (iv) the Arrangers as referred to therein and (v) ING Bank NV as Bookrunner, Agent and Security Trustee, relating to a loan facility of US$340,000,000. Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

I, the Chief Financial Officer of Euronav NV, hereby certify that:

1	Attached to this Certificate [are][is] the latest [audited consolidated accounts of the Euronav Group and audited individual accounts of Euronav NV for the financial year ending on [—]] [unaudited consolidated balance sheet of the Euronav Group and the unaudited individual balance sheet of Euronav NV in relation to the [first] [second] six months of the financial year ending on [—]] (the “Accounts”).

2	Set out below are the respective amounts, in US Dollars, of the Cash, Consolidated Current Assets, Consolidated Current Liabilities, Free Liquid Assets, Stockholders’ Equity, Total Assets and Total Indebtedness of the Euronav Group as at [—]:

US Dollars
Cash	[—	]
Consolidated Current Assets	[—	]
Consolidated Current Liabilities	[—	]
Free Liquid Assets	[—	]
Stockholders’ Equity	[—	]
Total Assets	[—	]
Total Indebtedness	[—	]

3	Accordingly, as at the date of this Certificate the financial covenants set out in clause 12.5 of the Loan Agreement [are] [are not] complied with, in that as at [—]:

(a)	Consolidated Working Capital is US$[—];

(b)	Free Liquid Assets are US$[—];

(c)	Cash is US$[—]; and

(d)	the ratio of Stockholders’ Equity to Total Assets is [—] per cent.;

[or, as the case may be, specify in what respect any of the financial covenants are not complied with.]

4	As at [—] no Event of Default has occurred and is continuing.

[or, specify/identify any Event of Default]

We are in compliance with clause 15.1 of the Loan Agreement.

[If not, specify this and what is proposed as regards Clause 15.2]

The Fair Market Value of the Ships which are subject to a Mortgage is as follows as at [date]:

Name of Ship	Name of first shipbroker providing valuation	Name of second shipbroker providing valuation	Average market value

[—]	[—]	[—]	[—]

Chief Financial Officer
EURONAV NV

Note: Supporting Schedules to be attached.

SCHEDULE 9

MANDATORY COST FORMULA

1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01	per cent. per annum
300

Where:

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

EXECUTION PAGES

BORROWER

SIGNED by for and on behalf of EURONAV NV in the presence of:	) ) ) ) )

LENDERS

SIGNED by	)	Charlotte Turner
	)	Attorney-in Fact
for and on behalf of	)
ING BANK N.V.	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	)
	)	Charlotte Turner
for and on behalf of	)	Attorney-in Fact
BELFIUS BANK SA/NV	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	)
	)	Charlotte Turner
for and on behalf of	)	Attorney-in Fact
BNP PARIBAS FORTIS SA/NV	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	)
	)	Charlotte Turner
for and on behalf of	)	Attorney-in Fact
CITIBANK NA, LONDON BRANCH	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	)
)
for and on behalf of	)	Charlotte Turner
DANISH SHIP FINANCE A/S (DANMARKS	)	Attorney-in Fact
SKIBSKREDIT A/S))
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	)
)
for and on behalf of	)	Charlotte Turner
DEUTSHE BANK AG FILIALE	)	Attorney-in Fact
DEUTSCHLANDGESCHÄFT	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	)	Charlotte Turner
	)	Attorney-in Fact
for and on behalf of	)
DNB BANK ASA, LONDON BRANCH	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	)
	)	Charlotte Turner
for and on behalf of	)	Attorney-in Fact
ITF INTERNATIONAL TRANSPORT	)
FINANCE SUISSE AG	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	)
	)	Charlotte Turner
for and on behalf of	)	Attorney-in Fact
KBC BANK NV	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SWAP BANKS

SIGNED by	)
	)	Charlotte Turner
for and on behalf of	)	Attorney-in Fact
ING BANK N.V.	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	)
	)	Charlotte Turner
for and on behalf of	)	Attorney-in Fact
BELFIUS BANK SA/NV	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	)
	)	Charlotte Turner
for and on behalf of	)	Attorney-in Fact
DNB BANK ASA, LONDON BRANCH	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	)	Charlotte Turner
	)	Attorney-in Fact
for and on behalf of	)
KBC BANK NV	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

MANDATED LEAD ARRANGERS

SIGNED by	)	Charlotte Turner
	)	Attorney-in Fact
for and on behalf of	)
ING BANK N.V.	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	)	Charlotte Turner
	)	Attorney-in Fact
for and on behalf of	)
CITIBANK NA, LONDON BRANCH	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	)	Charlotte Turner
	)	Attorney-in Fact
for and on behalf of	)
DANISH SHIP FINANCE A/S (DANMARKS	)
SKIBSKREDIT A/S))
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	)	Charlotte Turner
	)	Attorney-in Fact
for and on behalf of	)
DNB BANK ASA, LONDON BRANCH	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	)	Charlotte Turner
	)	Attorney-in Fact
for and on behalf of	)
KBC BANK NV	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

LEAD ARRANGERS

SIGNED by	)
	)	Charlotte Turner
for and on behalf of	)	Attorney-in Fact
BELFIUS BANK SA/NV	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	)
	)	Charlotte Turner
for and on behalf of	)	Attorney-in Fact
BNP PARIBAS FORTIS SA/NV	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	)
)
for and on behalf of	)	Charlotte Turner
DEUTSCHE BANK AG FILIALE	)	Attorney-in Fact
DEUTSCHLANDGESCHÄFT	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

SIGNED by	)	Charlotte Turner
	)	Attorney-in Fact
for and on behalf of	)
ITF INTERNATIONAL TRANSPORT FINANCE	)
SUISSE AG	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

BOOKRUNNER

SIGNED by	)	Charlotte Turner
	)	Attorney-in Fact
for and on behalf of	)
ING BANK N.V.	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB

AGENT

SIGNED by	)
	)	Charlotte Turner
for and on behalf of	)	Attorney-in Fact
ING BANK N.V.	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB
SECURITY TRUSTEE
SIGNED by	)
	)	Charlotte Turner
for and on behalf of	)	Attorney-in Fact
ING BANK N.V.	)
in the presence of:	)

Harry Walker
Trainee Solicitor
15 Appold Street
London EC2A 2HB